UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AXIS CAPITAL HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual General Meeting

of Shareholders and

2022 Proxy Statement

Your vote is important

Please vote by using the Internet, the telephone,

or by mailing your completed voting information form or proxy card

March 25, 2022

Dear Shareholder:

We are pleased to invite you to attend the 2022 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held on Thursday, May 5, 2022 at 8:30 a.m. ADT, in person at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda.

During the Annual General Meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte Ltd., will be present to respond to questions from shareholders.

Please vote via the Internet or by telephone at your earliest convenience by following the voting instructions printed on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of our proxy materials, by marking, dating, signing and returning your proxy card in the enclosed envelope. This will ensure that your shares will be represented and voted at the meeting even if you do not attend.

Sincerely,

Henry B. Smith

Chair of the Board

Thursday, May 5, 2022 at 8:30 a.m. ADT

AXIS House

92 Pitts Bay Road

Pembroke HM 08

Bermuda

Directions and instructions on how to attend the 2022 Annual General Meeting in person may be obtained by contacting our Corporate Secretary at: 1-414-496-2600.

1.	To elect the three Class III Directors listed herein to hold office until 2025;
2.	To approve, by non-binding vote, the compensation paid to our named executive officers;
3.	To appoint Deloitte Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and
4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Close of business on March 11, 2022

G. Christina Gray-Trefry

Corporate Secretary

March 25, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be held on May 5, 2022. This Notice of Annual General Meeting of Shareholders and proxy statement are being distributed or made available, as the case may be, on or about March 25, 2022. The proxy statement, the 2021 Annual Report to Shareholders and the Form 10-K for fiscal year 2021 are available at https://materials.proxyvote.com/G0692U.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you received in the mail. You may revoke your proxy at any time before it is voted. Please refer to “Voting and Meeting Information” for additional information.

When used in this proxy statement, the terms “we,” “us,” “our,” “the Company,” “AXIS,” and “AXIS Capital” refer to AXIS Capital Holdings Limited.

PROXY STATEMENT SUMMARY

This summary highlights certain information in this proxy statement. As it is only a summary, please review the complete proxy statement before you vote.

Annual General Meeting Date and Time	Thursday, May 5, 2022 - 8:30 a.m. ADT

Location	AXIS House

92 Pitts Bay Road

Pembroke HM 08

Bermuda

Please refer to “Voting and Meeting Information” for additional information.

Agenda and Vote Recommendations	Proposal	Vote Recommendation	For More Information

	1. Election of the three Class III directors to the Board	FOR each nominee	4

	2. Company’s executive compensation (“Say on Pay”)	FOR	29

	3. Appointment of Deloitte Ltd. (“Deloitte”) as the Company’s independent registered public accounting firm for the 2022 fiscal year	FOR	73

We may also transact any other business that may properly come before the meeting. As of the date of this proxy statement, we are not aware of any business to be presented for consideration other than the matters described in this proxy statement.

Record Date	March 11, 2022

2021 Company Financial Performance	In 2021, AXIS advanced its efforts to strengthen its business, reposition its portfolio, reduce volatility, and drive profitable growth in attractive markets - while capitalizing on favorable market conditions. We are proud of the results that we delivered in 2021.

Operating return on average common equity (“OROACE”) was the financial metric used for evaluating cash bonus awards under our Annual Incentive Plan. Relative total shareholder return (“TSR”) was the Company’s financial metric for its performance-vesting restricted stock unit awards (“PSUs”) granted in 2021.

AXIS’ 2021 financial results for these performance metrics on an absolute basis are set forth below:

Measure	Fiscal Year 2021	Change versus Fiscal Year 2020

OROACE (1)	9.1%	+12.8% pts

ROACE (2)	12.2%	+15.4% pts

Total Shareholder Return (3)	11.8%	+23.7% pts

(1)	See Appendix 1 for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

(2)	Return on average common equity. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3)	One-year TSR with dividends reinvested sourced from S&P Capital IQ.

PROXY STATEMENT SUMMARY	1

COVID-19 Response	Throughout the ongoing COVID-19 pandemic, we have remained committed to the health, safety and wellness of our employees and focused on sustaining excellent service to our clients and partners in distribution. To support our employees during this time, we have offered educational tools and materials focused on the health and wellbeing of our employees, including remote working best practices, leading virtual teams and managing stress while working from home. We also allowed flexibility with paid time off and sick leave policies and offered employees paid time off to receive primary or booster vaccinations.

We continue to monitor health information in the various jurisdictions in which we operate as we implement our Flex for Your Day hybrid work format which provides most of our employees with the flexibility to work both remotely and from an AXIS office.

For additional information on our COVID-19 response, please refer to “Corporate Governance – Human Capital Management.”

Human Capital Management	We believe our employees distinguish us from our competitors and are critical to our success as a (re)insurance company that leads with purpose. As a result, one of our core strategies is to invest in and support our employees, including with respect to health, safety and wellness, diversity, equity and inclusion, talent development, employee engagement and compensation and benefits.

For additional information on our human capital management, please refer to “Corporate Governance – Human Capital Management.”

Corporate Citizenship	At AXIS, our purpose is clear: by helping people and organizations around the world to manage risk, we give them the confidence to pursue their goals and ambitions. Our Corporate Citizenship program, designed to address environment, social and governance (ESG) factors and focusing on issues like environment and diversity, equity and inclusion (DE&I), is one of many ways we advance this purpose.

For more information on the Company’s corporate citizenship initiatives, see “Corporate Governance – Corporate Citizenship & Sustainability.”

Board Refreshment Practices and Strong Leadership Team	In 2021, the Board appointed Michael Millegan and Axel Theis to AXIS’ Board. Further, since July 2018, seven talented directors with diverse skill sets and professional backgrounds have joined our Board. These appointments demonstrate the Board’s strong commitment to Board refreshment and strengthening and diversifying the Board’s breadth of expertise and perspectives. For more information on the Board’s refreshment process, see “Corporate Governance” and “Proposal 1: Election of Directors.”

On the leadership front, in January 2022 we announced that Peter Wilson, Chief Executive Officer of AXIS Insurance, will be leaving the Company effective December 31, 2022 timed to the completion of his employment agreement. Mr. Wilson will serve in his current role until May 31, 2022 and will serve as an advisor from June 1 until December 31, 2022. Vincent Tizzio, who currently serves as Senior Advisor – Insurance Market Strategy, will succeed Mr. Wilson as Chief Executive Officer of AXIS Insurance effective June 1, 2022. Collectively, our executive leadership team shares a commitment to fully realize AXIS’ growth potential.

Executive Compensation	•	Bonuses made under our annual incentive plan are designed to drive our “One AXIS” approach, placing a heavier weighting on corporate financial results.

•

The annual incentive mix for our CEO is weighted 75% based on OROACE and 25% based on non-financial metrics. The CEOs of our business units and our Chief Investment Officer have 55% of their annual incentive mix based on Company OROACE (previously 35%) and our CFO has 70% of his annual incentive mix based on Company OROACE (previously 60%).

2	PROXY STATEMENT SUMMARY

•

The non-financial objectives for the Annual Incentive Plan include metrics that assess our underwriting year performance for our business unit leaders and the NEOs’ individual contributions to our strategic goals.

•	The annual equity award for our CEO is weighted 60% in PSUs and 40% in time-vested stock unit awards (“RSUs”). The other NEOs’ equity awards are split evenly between PSUs and RSUs.

•	For 2021 equity grants, the PSU payout range had a minimum of 0% and a maximum of 200% of target. No PSU payouts vest in the case of bottom quartile performance.

For more information on executive compensation, see “Compensation Discussion and Analysis” and “Executive Compensation.”

Corporate Governance Highlights	Corporate governance continues to be an area of significant focus for our Board. Our current governance practices include the following, many of which are discussed in further detail throughout this proxy statement:

•	Regular shareholder engagement

•	Annual Board and committee self-evaluations

•	Majority independent Board and fully independent Audit, Human Capital and Compensation, and Corporate Governance, Nominating and Social Responsibility Committees

•	None of our directors serve on the board of directors of more than three other publicly-held corporations

•	Majority vote standard for election of directors

•	No stockholder rights plan (“poison pill”)

•	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting

Shareholder Engagement and Responsiveness to Shareholders	In addition to our regular investor relations efforts, in 2021 we reached out to shareholders representing over 60% of our outstanding common shares. In the Spring, we held meetings with holders representing approximately 25% of our outstanding shares and in the Fall, we held meetings with holders representing approximately 28% of our outstanding shares.

•	Henry Smith, our Human Capital and Compensation Committee Chair and Independent Chair of the Board, led engagement efforts and actively participated in a majority of the meetings.

•	Discussion topics included Company performance, executive compensation and governance practices as well as environmental, social and sustainability topics.

For more information on shareholder engagement, see “Compensation Discussion and Analysis – Positive 2021 Say on Pay Vote and Shareholder Engagement.”

Prompt return of your proxy will help reduce the costs of re-solicitation.

PROXY STATEMENT SUMMARY	3

PROPOSAL 1. ELECTION OF DIRECTORS

BOARD STRUCTURE

Our Board is divided into three classes, designated as Class I, Class II and Class III. The term for each Class III director expires at this year’s Annual General Meeting to be held on May 5, 2022; the term for each Class II director will expire at the Company’s Annual General Meeting in 2023; and the term for each Class I director will expire at the Company’s Annual General Meeting in 2024. At each annual general meeting of the Company, the successors of the class of directors whose term expires at that meeting will be elected for a term expiring at the annual general meeting to be held in the third year following the year of their election.

Three Class III directors are to be elected at the meeting to serve until the Company’s Annual General Meeting in 2025. All of the nominees are currently directors. Our Corporate Governance, Nominating and Social Responsibility Committee recommended all of the nominees to our Board for election at the meeting and all nominees have consented to serve on our Board. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the Annual General Meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board.

Our Board has reviewed its classified board structure and continues to believe that this structure provides greater stability and continuity in the Board’s membership and in the direction and guidance that it provides to the Company’s management. As compared to an annual election process, this approach promotes a long-term perspective to our strategic objectives and has proved beneficial to our CEO and executive management in establishing the Company’s short and long-term priorities. The classified board structure also ensures that at any given time, a majority of the directors serving on the Board will have substantial knowledge of the Company and its business, values, competitive environment, risks and strategic goals. We believe directors who have experience with the Company are better positioned to make decisions that are best for the Company and its shareholders, particularly given the complexity of the (re)insurance industry. In addition, three-year terms assist in recruiting highly qualified directors who are willing to commit the time and resources to develop a deep understanding of the Company and its business, and encourages a long-term view. We believe that a classified election process remains in the best interests of our shareholders.

SKILLS, QUALIFICATIONS AND EXPERIENCE OF DIRECTORS

For the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of integrity with significant accomplishments in their chosen fields. The Corporate Governance, Nominating and Social Responsibility Committee is responsible for recommending qualified candidates for directorships to be filled by the Board or by our shareholders. Directors are expected to bring a diversity of experiences, skills and perspectives to our Board. The Committee considers qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines experience, diversity, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the Committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the Board. The Committee evaluates candidates based on their qualifications and not based on the manner in which they were submitted for consideration.

The Committee views diversity as an essential element of our Board’s composition and effectiveness. Attributes that will be additive to our overall Board’s diversity, such as race, gender identity, age, sexual orientation, ethnicity and national origin, are considered in the identification and evaluation of our director candidates.

As reflected in the chart below, we believe our Board offers a diverse range of skills and experience to provide effective oversight of the Company and create long-term growth through successful execution of the Company’s strategic initiatives.

4	PROPOSAL 1. ELECTION OF DIRECTORS

DIRECTORS
EXPERIENTIAL CRITERIA (1)
Public Company Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Digital Experience					✓	✓				✓
Insurance Experience	✓	✓	✓	✓			✓	✓	✓	✓	✓
Reinsurance Experience	✓	✓	✓	✓				✓	✓
Finance Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
International Experience	✓	✓	✓		✓	✓	✓	✓	✓		✓
Banking Experience		✓	✓		✓			✓		✓	✓
Legal/Regulatory Experience	✓			✓					✓
COMPOSITION
Other Current U.S.-Listed Public Boards	1	0	1	0	0	2	0	0	0	3	1
Average Age = 65.5 years	69	64	73	63	49	63	78	73	64	62	63
Average Tenure = 7.0 years	1.8	10.2	20.3	2.2	3.3	.9	12.6	17.8	.9	3.7	2.9
Racially/Ethnically Diverse						◾
Gender Diverse				◾	◾					◾	◾

(1)	Competencies with a “✓” indicate substantial professional experience.

BOARD REFRESHMENT PROCESS

Our Board is committed to orderly director succession planning and having a diversity of perspectives, skills and experiences on our Board aligned with our long-term strategy. While our Board benefits immensely from the industry expertise of our longer-tenured directors, we recognize the importance of regular, thoughtful refreshment and have launched a thoughtful director succession planning process. The Committee identified the skills and experience which are needed to lead the Company into the future, in line with our evolving strategy, and has evaluated director candidates based upon these desired qualities, attributes and skills. Our Corporate Governance, Nominating and Social Responsibility Committee has engaged a third-party search firm to identify and evaluate potential candidates for service on our Board. This succession planning has been conducted over time, as part of a multi-stage process, to ensure that the Company continues to benefit from the Company-specific expertise of our longer-tenured directors, balanced with the fresh perspectives brought by our newer directors.

Our director succession planning and refreshment process emphasizes the importance of diversity, including diversity of age, gender, sexual orientation, race, ethnicity, geographic location and cultural background. Our process is also focused on expanding the collective skills and experience of our Board with our new directors bringing deep industry and financial expertise, regulatory experience, innovative thinking and strategic perspective. The Committee considers a broad spectrum of backgrounds, skills and personal and professional experiences to ensure a strong and effective Board.

Since July 2018, six longer-tenured directors have retired. However, as a result of the Committee’s thoughtful approach to director succession planning, the Board was positioned to nominate highly qualified directors. Since July 2018, seven talented directors with diverse skill sets and professional backgrounds have joined the Board, adding four women and one racially/ethnically diverse director.

PROPOSAL 1. ELECTION OF DIRECTORS	5

BOARD DIVERSITY

While we have not adopted a formal Board diversity policy, the Corporate Governance, Nominating and Social Responsibility Committee views diversity as a key element of our Board’s composition and effectiveness. The Committee also believes that it is desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Highlights of our directors include the following:

DIRECTOR NOMINEES

The table below sets forth the names, ages, classes and positions of the nominees who are standing for election at the meeting. The biographies that follow provide business experience and U.S.-listed public company directorships held during the last five years.

Name	Age	Class	Position	Since

Albert A. Benchimol	64	III	Chief Executive Officer and President	January 2012

Anne Melissa Dowling (1)	63	III	Independent Director	January 2020

Henry B. Smith	73	III	Independent Director	May 2004

(1)

Ms. Dowling was identified as a director candidate by a third-party search firm as part of our Board refreshment process. Upon recommendation by our Corporate Governance, Nominating and Social Responsibility Committee, Ms. Dowling was unanimously appointed by the Board effective January 1, 2020.

6	PROPOSAL 1. ELECTION OF DIRECTORS

Albert A. Benchimol	Experience:

•	Has served as our President and Chief Executive Officer since May 2012. He previously served as our Executive Vice President and Chief Financial Officer from January 2011 until May 2012.

•

Served as Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from April 2000 through September 2010 and as Chief Executive Officer of PartnerRe Ltd.’s Capital Markets Group business unit from June 2007 through September 2010.

•	Prior to joining PartnerRe, Mr. Benchimol was Senior Vice President and Treasurer at Reliance Group Holdings, Inc. for 11 years and was previously with the Bank of Montreal from 1982 to 1989.

Education: B.S. from McGill University and M.B.A. from McGill University

U.S. Public Company Boards: None

Key Qualifications: The Board believes that Mr. Benchimol is qualified to serve as a director based on his 40 years of experience in corporate finance, investments, the finance and insurance industry and his specific background as the Company’s Chief Executive Officer and President and former Chief Financial Officer.

Committee Membership: Executive and Risk Committees

Anne Melissa Dowling	Experience:

•	Served as Director of Insurance for the State of Illinois from 2015 to 2017 and as Deputy (and Acting) Commissioner of Insurance for the State of Connecticut from 2011 to 2015.

•

Held executive management roles in the areas of investments, treasury, strategic planning and marketing and governance at Massachusetts Mutual Financial Group; Connecticut Mutual Life Insurance Company; Travelers Insurance Company; and at Aetna Life & Casualty, where she began her career in 1982.

•	Holds the Chartered Financial Analyst designation.

Education: B.A. from Amherst College and M.B.A. from Columbia Business School

U.S. Public Company Boards: None

Key Qualifications: The Board believes that Ms. Dowling is qualified to serve as a director based on her insurance industry expertise including 25 years of executive management in the private sector and, most recently in the public sector, as Director of the Illinois Department of Insurance.

Committee Membership: Audit, Corporate Governance, Nominating and Social Responsibility, Finance and Risk Committees

Henry B. Smith	Experience:

•	Served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006.

•	Former Chief Executive Officer of the Bank of Bermuda Limited from March 1997 to March 2004.

•

Joined the Bank of Bermuda in 1973 serving in various senior positions including Executive Vice President and Chief Operations Officer; Executive Vice President Europe; and Senior Vice President and General Manager, Retail Banking.

Education: B.A. from Trinity College-Hartford

U.S. Public Company Boards: None

Key Qualifications: The Board believes that Mr. Smith is qualified to serve as a director based on his background and extensive international banking experience, including his 31-year career with the Bank of Bermuda.

PROPOSAL 1. ELECTION OF DIRECTORS	7

Committee Membership: Chair of the Executive and Human Capital and Compensation Committees and member of the Corporate Governance, Nominating and Social Responsibility Committee

Recommendation of the Board

The Board recommends that you vote “FOR” the election of these nominees.

DIRECTORS CONTINUING IN OFFICE

The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the Annual General Meeting but whose term of office will continue after the meeting. The biographies that follow provide business experience and U.S.-listed public company directorships held during the last five years.

Name	Age	Class	Position	Since

W. Marston Becker	69	II	Independent Director	June 2020

Charles A. Davis	73	I	Independent Director	November 2001

Elanor R. Hardwick	49	I	Independent Director	November 2018

Michael Millegan	63	II	Independent Director	April 2021

Thomas C. Ramey	78	II	Independent Director	July 2009

Axel Theis	64	I	Independent Director	April 2021

Barbara A. Yastine	62	I	Independent Director	July 2018

Lizabeth H. Zlatkus	63	II	Independent Director	March 2019

W. Marston Becker	Experience:

•	Served as Chairman of the Board of QBE Insurance Group from 2014 until April 2020.

•

Served as Chairman and Chief Executive Officer of: Alterra Capital Holdings Limited from 2006 to 2013, Trenwick Group, Ltd. from 2002 to 2005, the run-off for LaSalle Re Holdings from 2002 to 2008 and Orion Capital Corporation from 1996 to 2000.

•	Served as President and Chief Executive Officer of McDonough Caperton Insurance Group, Inc. from 1987 to 1994.

•	Holds the Chartered Financial Analyst designation and is an admitted attorney in West Virginia.

Education: B.S. from West Virginia University and J.D. from West Virginia University

U.S. Public Company Boards: MVB Financial Corp.

Key Qualifications: The Board believes that Mr. Becker is qualified to serve as a director based on his 36 years of experience, including Chief Executive Officer and Chairman leadership positions in the insurance and financial industries.

Committee Membership: Chair of the Risk Committee and Member of the Audit, Executive and Human Capital and Compensation Committees

Charles A. Davis	Experience:

•	Current Chief Executive Officer of Stone Point Capital LLC, serving since June 2005.

•

Held various executive positions at MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc., from 1998 until May 2005, serving as the Chief Executive Officer from 1999 to 2005 and as Chairman from 2002 to 2005. Also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004.

8	PROPOSAL 1. ELECTION OF DIRECTORS

•

Spent 23 years at Goldman Sachs & Co. LLC, where, among other positions, Mr. Davis served as head of Investment Banking Services worldwide; head of the Financial Services Industry Group; General Partner; Senior Director; and Limited Partner.

Education: B.A. from the University of Vermont and M.B.A. from Columbia Business School

U.S. Public Company Boards: The Progressive Corporation. Former director of The Hershey Company from 2007 to 2021.

Key Qualifications: The Board believes that Mr. Davis is qualified to serve as a director based on his distinguished career in investment banking, his extensive knowledge of corporate finance and his experience in the insurance industry.

Committee Membership: Chair of Finance Committee and member of the Executive and Risk Committees

Elanor R. Hardwick	Experience:

•	Former Chief Digital Officer of UBS, leading the bank’s innovation and digitization activities across all business lines and functions globally, serving from 2018 to June 2020.

•	Served as Head of Innovation of Deutsche Bank from 2016 to 2018, leading innovation across business lines and functions globally and supporting the company’s digital strategy development.

•	Served as Chief Executive Officer from 2011 to 2016, of Credit Benchmark Ltd., a FinTech start-up and provider of credit risk data, leading the company from its foundation.

•

Held a succession of senior leadership positions at Thomson Reuters from 2005 to 2011 including Global Head of Strategy, Investment and Advisory; Global Head of Professional Publishing; and Head of Strategy for Europe and Asia.

•	Held positions at Morgan Stanley International from 2002 to 2005; Booz-Allen & Hamilton from 1997 to 2000; and the United Kingdom’s Department of Trade and Industry from 1995 to 1997.

Education: M.A. from the University of Cambridge and M.B.A. from Harvard Business School

U.S. Public Company Boards: None

Key Qualifications: The Board believes that Ms. Hardwick is qualified to serve as a director based on her leadership positions in the financial services and FinTech industries, including her experience leading global innovation and digital strategy initiatives at UBS and Deutsche Bank.

Committee Membership: Human Capital and Compensation, Corporate Governance, Nominating and Social Responsibility, and Risk Committees.

Michael Millegan	Experience:

•	Has served as Founder and Chief Executive Officer of Millegan Advisory Group-3 LLC, a strategic advisory firm for early-stage companies since February 2014.

•

Held executive leadership and management roles at Verizon over the course of his 33-year tenure, including President of Verizon Global Wholesale Group, Area President of Verizon Midwest Region and Senior Vice President of Verizon Enterprise Operations.

Education: B.A. from Angelo State University and M.B.A. from Angelo State University

U.S. Public Company Boards: Portland General Electric Company and Wireless Telecom Group, Inc. Former director of CoreSite Realty Corporation from February to December 2021 prior to its acquisition by American Tower Corporation.

PROPOSAL 1. ELECTION OF DIRECTORS	9

Key Qualifications: The Board believes Mr. Millegan is qualified to serve as a director based on his 33 years of leadership experience, including his experience running a business to business network and working with global companies, along with his knowledge in the areas of digital technology and platforms, cybersecurity, supply chain management, sales, marketing and operations.

Committee Membership: Audit and Human Capital and Compensation Committees

Axel Theis	Experience:

•

Served in various management roles during his distinguished 33-year career with Allianz SE, including as a member of the Allianz Board of Management from 2015 to 2020; Chief Executive Officer of Allianz Global Corporate & Specialty SE from 2006 to 2014; and Chief Executive Officer of Allianz Global Risks Ruckversicherungs from 2004 to 2006.

•

Also served on Allianz’s U.K. subsidiary board as Chairman from 2015 to 2018, as a member of the U.S. and Irish subsidiaries of Allianz from 2015 to 2018 and as Chairman of Allianz’ French credit insurance company, Euler Hermes from 2015 to 2019.

Education: Ph.D. from the Eberhard Karls Universität Tübingen

U.S. Public Company Boards: None

Key Qualifications: The Board believes Dr. Theis is qualified to serve as a director based on his 33 years of multinational experience at Allianz and his experience leading (re)insurance and asset management businesses of significant scale across the European and global markets.

Committee Membership: Audit and Risk Committees

Thomas C. Ramey	Experience:

•

Former Chairman and President of Liberty International, a wholly owned subsidiary of Liberty Mutual Group, from 1997 to 2009. Also served as Executive Vice President of Liberty Mutual Group from 1995 through 2009.

•	Served as President and Chief Executive Officer of American International Healthcare, a subsidiary of AIG.

•	Founder and President of an international healthcare trading company.

Education: B.A. from Texas Tech University and M.A. from Tulane University

U.S. Public Company Boards: None

Key Qualifications: The Board believes Mr. Ramey is qualified to serve as a director based on his extensive insurance industry knowledge and significant background in international insurance operations, acquisitions and management.

Committee Membership: Audit, Corporate Governance, Nominating and Social Responsibility and Human Capital and Compensation Committees

Barbara A. Yastine	Experience:

•

Former Chair and Chief Executive Officer of Ally Bank, a digital banking leader. Served as Chair from 2010 to 2015 and became interim Chief Executive Officer and President in 2011 before serving as Chief Executive Officer and President beginning in 2012. Also served as Chief Administrative Officer of Ally Financial from 2010 to 2012.

•

Previously served on the Board of First Data Corporation from 2016 to July 2019 and also as a director and co-Chief Executive Officer of privately held Lebenthal Holdings, LLC from September 2015 to June 2016. In November 2017, Lebenthal and certain of its subsidiaries filed voluntary petitions for bankruptcy under Chapter 7 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

10	PROPOSAL 1. ELECTION OF DIRECTORS

•	Held various executive roles at Citigroup and Credit Suisse First Boston spanning over 17 years.

Education: B.A. in Journalism from New York University and M.B.A. from New York University

U.S. Public Company Boards: Primerica, Inc., Zions Bancorporation and Alkami Technology, Inc. Former director of First Data Corporation from 2016 to 2019.

Key Qualifications: The Board believes that Ms. Yastine is qualified to serve as a director based on her more than 30 years of management experience in the financial services and risk management sectors, including her prior role as Chair, Chief Executive Officer and President of Ally Bank.

Committee Membership: Chair of the Corporate Governance, Nominating and Social Responsibility Committee and member of the Audit and Risk Committees

Lizabeth H. Zlatkus	Experience:

•

Served in various senior leadership positions during her tenure with The Hartford Financial Services Group from 1983 to 2011, including Chief Financial Officer and Chief Risk Officer of the firm and Co-President of Hartford Life Insurance Companies and as Executive Vice President of The Hartford’s international operations and the group life and disability divisions.

Education: B.S. from Pennsylvania State University

U.S. Public Company Boards: Meta Financial Group, Inc. Former director of Computer Sciences Corporation from 2016 to 2017 and Boston Private Financial Holdings, Inc. from 2015 to 2021.

Key Qualifications: The Board believes that Ms. Zlatkus is qualified to serve as a director based upon her leadership experience with insurance organizations, including her prior roles as Chief Financial Officer and Co-President as well as her executive management background in risk and operations during her 28-year career with The Hartford Financial Services Group.

Committee Membership: Chair of the Audit Committee and member of the Human Capital and Compensation and Finance Committees

PROPOSAL 1. ELECTION OF DIRECTORS	11

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE HIGHLIGHTS

Corporate governance is an area of significant focus for our Board and is a critical component of our success in driving sustained shareholder value. Highlights of our corporate governance standards are provided below:

✓	Majority vote standard for election of directors. Each director must be elected by a majority of votes cast, not a plurality.

✓	No “over-boarding.” None of our directors serve on the board of directors of more than three other publicly held corporations.

✓	Regular shareholder engagement. We engage with our shareholders to better understand their perspectives.

✓	Regular Board and Committee self-evaluation process

✓	Active Board refreshment process

✓	No hedging the economic risk of owning AXIS stock or pledging of AXIS stock for loans or other obligations

✓	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting

✓	Majority independent Board. All of our directors are independent, except for our CEO.

✓	Independent Audit, Human Capital and Compensation and Corporate Governance, Nominating and Social Responsibility Committees

✓	Robust Code of Business Conduct. AXIS is committed to operating its business with the highest level of ethical conduct and has adopted a Code of Business Conduct that applies to all employees and officers as well as the Board of Directors. Our Code of Business Conduct is available at www.axiscapital.com.

DIRECTOR INDEPENDENCE

Under the Company’s Corporate Governance Guidelines, our Board must be composed of a majority of directors who are independent of the Company’s management. For a director to be deemed independent, the Board must affirmatively determine that he or she does not have a direct or indirect material relationship with the Company. In addition, the director must meet the independence requirements of the New York Stock Exchange (“NYSE”).

Our Board currently consists of 11 directors, ten of whom are independent. The Board has affirmatively determined that each of Messrs. Becker, Davis, Millegan, Ramey, Smith and Theis and Mses. Dowling, Hardwick, Yastine and Zlatkus are independent in accordance with the Company’s Corporate Governance Guidelines and the listing standards of the NYSE, including with respect to committee service. Mr. Benchimol serves as our Chief Executive Officer and President and therefore is not independent. The Board has made these determinations based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors. The Board also considers the recommendations of the Corporate Governance, Nominating and Social Responsibility Committee which thoughtfully assesses independence on an annual basis, regularly tracks and considers fees paid to Stone Point Capital LLC and its affiliates (“Stone Point”) and other factors and considers the advice of outside counsel experienced in these matters.

With respect to Charles A. Davis, the Board reviewed his current relationship with Stone Point and assets that we currently have under management with affiliates of Stone Point, along with his indirect share ownership of the Company through Stone Point affiliated entities (refer to “Principal Shareholders” later in this proxy statement). The Board determined that none of these relationships constitute a material relationship with us as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines. For more details about these relationships and the related transactions, see “Certain Relationships and Related Transactions” below.

BOARD AND COMMITTEE EVALUATIONS

We believe that a robust Board and committee evaluation process is an essential component of good governance. At AXIS, our Board and committee members conduct annual self-evaluations covering a range of topics. The self-evaluation process is facilitated and overseen by our Corporate Governance, Nominating and Social Responsibility Committee to ensure a rigorous assessment of Board and committee effectiveness, priorities, and composition and to inform our refreshment and succession planning efforts. During 2021, the Corporate Governance, Nominating and Social Responsibility Committee Chair held both group and one-on-one discussions with directors

12	CORPORATE GOVERNANCE

to obtain and compile responses to the self-evaluation. The Corporate Governance, Nominating and Social Responsibility Committee reported and implemented actionable feedback to further improve the process. The Corporate Governance, Nominating and Social Responsibility Committee considers the one-on-one discussions as an added benefit which deepens its assessment of the overall effectiveness of the Board and its committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons. We have established procedures for reviewing transactions between us and any director, executive officer or holder of five percent or more of our voting securities, or an immediate family member of any such person. These procedures help us evaluate whether any such related person transaction could impair the independence of a director or present a conflict of interest on the part of a director or executive officer. With the assistance of the Company’s General Counsel, our Corporate Governance, Nominating and Social Responsibility Committee is required to consider and approve all transactions in which AXIS participates where a related person may have a direct or indirect material interest which involves an amount greater than $120,000. When reviewing transactions, the Corporate Governance, Nominating and Social Responsibility Committee considers any factors it deems relevant, including (i) whether the transaction is in the ordinary course of business of the Company, (ii) whether the transaction is on terms no less favorable than terms available to an unaffiliated third party, (iii) the related party’s interest in the transaction, (iv) the approximate dollar value of the transaction, (v) the purpose of the transaction, (vi) the disclosure obligations of the Company, (vii) the conflict of interest provisions of our Code of Business Conduct; and (viii) any other information that may be considered material.

Related persons include any of our directors, director nominees or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests.

Our Code of Business Conduct requires all directors, officers and employees who may have either a potential or apparent conflict of interest to promptly disclose such conflict to our General Counsel. We seek affirmative confirmation of compliance with our Code of Business Conduct from our directors, officers and employees annually. Additionally, each year, our directors and executive officers complete questionnaires that require the identification of any arrangements or transactions in which they or their family members have an interest. Further, directors are requested to disclose any new conflicts of interest at each quarterly board meeting, and they would be expected to recuse themselves from any matters involving a potential conflict.

The following is a summary of transactions between the Company and affiliates of Stone Point, a private equity firm that specializes in the insurance and financial services industry, including owning several specialized investment managers. Charles A. Davis is the Chief Executive Officer of Stone Point.

•

In the ordinary course of business, the Company engages SKY Harbor Capital Management, LLC, an affiliate of Stone Point, to manage certain of our high yield debt portfolios representing approximately 7% of our total investments. In 2021, we paid $2 million to SKY Harbor Capital Management, LLC in fees relating to these portfolios.

•

We have an investment of $47 million in the Freedom Consumer Credit Fund, LLC Series B, the manager of which is Freedom Financial Asset Management, LLC, an indirect subsidiary of Pantheon Partners, LLC (“Pantheon”). Investment funds managed by Stone Point own approximately 14.5% of Pantheon. During 2021, fees paid to Freedom Financial Asset Management, LLC totaled $3 million.

•

We have a $79 million investment in Stone Point’s private equity fund, Trident VIII L.P. and co-investments of $25 million. In 2021, we paid $4 million in fees to Stone Point in connection with our investment in Trident VIII L.P. We pay no fees to Stone Point in connection with our co-investments.

•

We have a $20 million investment in Rialto Real Estate IV-Property and co-investments of $16 million with Rialto Real Estate Fund IV-Property, a fund managed by a portfolio company of Stone Point’s private equity fund, Trident VII L.P. In 2021, we paid $1 million in fees in connection with these investments.

•	We have a $12 million investment in Stone Point Credit Corporation. In 2021, $120,000 in fees were paid relating to this investment.

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The Corporate Governance, Nominating and Social Responsibility Committee reviewed each of the transactions with affiliates of Stone Point before approval to confirm each transaction was no less favorable than those provided to other investors. In addition, the Committee reviews all relationships with Stone Point affiliates annually and whenever a new transaction is proposed to the Committee.

BOARD COMMITTEES

Our Board maintains Audit, Human Capital and Compensation, Corporate Governance, Nominating and Social Responsibility, Finance, Risk and Executive Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines, are available on our website at https://investor.axiscapital.com/corporate-governance/committee-composition/default.aspx. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by our Board based on the NYSE listing standards and our Corporate Governance Guidelines.

Name	Audit	Human Capital and Compensation	Corporate Governance, Nominating and Social Responsibility	Finance	Risk	Executive	Independent Director

W. Marston Becker	Member	Member			Chair	Member	X

Albert A. Benchimol					Member	Member

Charles A. Davis				Chair	Member	Member	X

Anne Melissa Dowling	Member		Member	Member	Member		X

Elanor R. Hardwick		Member	Member		Member		X

Michael Millegan	Member	Member					X

Thomas C. Ramey	Member	Member	Member				X

Henry B. Smith		Chair	Member			Chair	X

Axel Theis	Member				Member		X

Barbara A. Yastine	Member		Chair		Member		X

Lizabeth H. Zlatkus	Chair	Member		Member			X

2021 Meetings	8	8	5	5	4	0

Audit Committee. The Audit Committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit functions and independent auditors. The Committee appoints, retains and determines the compensation for our independent auditors, pre-approves the fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent based on the listing standards of the NYSE and our Corporate Governance Guidelines. Our Board has determined that each of Messrs. Becker, Ramey and Theis and Mses. Dowling, Yastine and Zlatkus qualify as an audit committee financial expert pursuant to the rules and regulations of the SEC.

Human Capital and Compensation Committee. The Human Capital and Compensation Committee establishes compensation for our Chief Executive Officer and certain other executives in light of our established corporate performance goals and reviews and approves overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. In 2021, the Human Capital and Compensation Committee expanded and formalized its responsibilities upon delegation from the Corporate Governance, Nominating and Social Responsibility Committee to include primary oversight of the Company’s human capital management efforts, including diversity, equity and inclusion, human rights, talent development and employee engagement (as delegated by the Corporate Governance, Nominating and Social Responsibility Committee). In addition, the Committee, formerly known as the Compensation Committee, was renamed to reflect its new responsibilities and to emphasize the Company’s commitment to human capital management. Each member of this Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and is independent as defined in the listing standards of the NYSE and in accordance with our Corporate Governance Guidelines. For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Discussion and Analysis” and “2021 Directors Compensation” later in this proxy statement.

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Corporate Governance, Nominating and Social Responsibility Committee. The Corporate Governance, Nominating and Social Responsibility Committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of our Board committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. The Committee also establishes and oversees our Board and committee evaluation process which occurs annually. Additionally, the Committee oversees our ESG and sustainability initiatives which are considered to be an essential part of our governance and are discussed in detail further in this proxy statement. In 2021, the Committee delegated oversight of human capital management, a component of the Company’s ESG program, to the Company’s Human Capital and Compensation Committee. In addition, the Committee, formerly known as the Corporate Governance and Nominating Committee, was renamed to reflect and formalize its primary responsibility for ESG and sustainability. Each member of this Committee is a non-management director and is independent as defined in the listing standards of the NYSE and in accordance with our Corporate Governance Guidelines.

Finance Committee. The Finance Committee oversees the investment and treasury functions of the Company, including the investment of funds and financing facilities. Its responsibilities include: approving our investment policies and guidelines, reviewing the performance of the investment portfolio, monitoring the need for additional financing and overseeing compliance with outstanding debt facility covenants.

Risk Committee. The Risk Committee assists the Board in its oversight of risks to which the Company is exposed and monitors our compliance with our aggregate risk standards and risk appetite. The Risk Committee also reviews compensation practices to determine whether our policies and plans are consistent with the Company’s risk framework and do not encourage excessive risk taking.

Executive Committee. The Executive Committee may exercise the authority of the Board when the entire Board is not available to meet, except in cases where the action of the entire Board is required by our memorandum of association, our bye-laws or applicable law.

MEETINGS OF THE BOARD AND ITS COMMITTEES

Pursuant to our Corporate Governance Guidelines, we expect our directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting, absent exigent circumstances. Our Board met five times during the year ended December 31, 2021. No director attended fewer than 75% of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served (during the period that each director served on the Board or such committee(s)). Nine of our directors then in office attended our 2021 Annual General Meeting.

MEETINGS OF NON-MANAGEMENT DIRECTORS

The Board believes that one of the key elements of effective, independent oversight is for the independent directors to meet in executive session on a regular basis without the presence of management. In 2021, the independent directors met in executive session at each of our four regularly scheduled Board meetings. Mr. Smith, our independent Chair, chaired these sessions.

BOARD LEADERSHIP STRUCTURE

The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chair varies from company to company and depends upon a company’s particular circumstances at a given point in time. The Board continues to believe that separating the Chief Executive Officer and Chair positions is the appropriate leadership structure for our company and is in the best interests of our shareholders. Mr. Smith serves as our Chair of the Board, while Mr. Benchimol serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, the Chair’s attention to Board and committee matters allows Mr. Benchimol to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic opportunities and planning.

Under the Company’s Corporate Governance Guidelines, the Company is not required to have a Lead Independent Director since Mr. Smith qualifies as an Independent Chair.

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HUMAN CAPITAL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2021, Messrs. Smith, Becker, Millegan and Ramey and Mses. Hardwick and Zlatkus served on our Human Capital and Compensation Committee. During fiscal year 2021, none of our executive officers served on the compensation committee (or its equivalent) or on the board of directors of another entity where one of our Human Capital and Compensation Committee members was an executive officer.

CONSIDERATION OF DIRECTOR NOMINEES

The Corporate Governance, Nominating and Social Responsibility Committee will consider candidates recommended by shareholders to be nominated to our Board for election at the Annual General Meeting. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that such shareholder submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. For a shareholder nominee to be considered for inclusion in the Company’s proxy materials, our Corporate Secretary must receive the written proposal no later than 120 days prior to the anniversary of the annual general meeting for the prior year; provided, that, if the date of the annual general meeting is moved more than 30 days before or after the anniversary date of the annual general meeting for the prior year, the deadline will instead be a reasonable time before we begin to print and mail our proxy materials. The notice must include:

•	the name, age and business and residence addresses of the candidate;

•	the principal occupation or employment of the candidate;

•	the number of common shares or other securities of the Company beneficially owned by the candidate;

•	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

•	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our share register and the number of our common shares beneficially owned by the shareholder.

COMMUNICATIONS WITH BOARD OF DIRECTORS

Shareholders and other interested parties may send communications to our Board by sending written notice to our Corporate Secretary at our headquarters at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda. The notice may specify whether the communication is directed to the entire Board, to the non-management directors or to a particular Board committee or other director. Our Corporate Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if the Corporate Secretary so determines, will forward the communication to our Chair of the Board, to the non-management directors or to the appropriate committee chair or director. At each meeting of our Board, our Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors upon request.

BOARD OVERSIGHT OF RISK AND RISK MANAGEMENT

With assistance from the Risk Committee of the Board of Directors, the Board oversees the integrity and effectiveness of our enterprise risk management framework and ensures that our risk assumption and risk mitigation activities are consistent with that framework. The Risk Committee reviews, approves and monitors our overall risk strategy, risk appetite and key risk limits and receives regular reports from the Group Risk Management function to ensure any significant risk issues are being addressed by management. Further, the Risk Committee reviews, with management and Internal Audit, the Company’s general policies and procedures and ensures that effective systems of risk management and controls are established and maintained. Among its other responsibilities, the Risk Committee also reviews and approves the Company’s annual Own Risk and Solvency Assessment report. The Risk Committee assesses the independence and objectivity of our Group Risk Management function, approves its terms of reference and reviews its ongoing activities.

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Following a recommendation by the Chief Executive Officer, the Risk Committee also conducts a review and provides a recommendation to the Board of Directors regarding the appointment and/or removal of the Chief Risk Officer. The Risk Committee meets with the Chief Risk Officer in executive sessions on a regular basis.

The Finance Committee of the Board of Directors oversees the Company’s investment of funds and adequacy of financing facilities. This includes approval of our strategic asset allocation ranges. The Audit Committee of the Board of Directors, which is supported by Internal Audit, is responsible for overseeing internal controls and compliance procedures, and also reviews our policies regarding risk assessment and risk management with management and the Chair of the Risk Committee.

Climate Change Risk. Our Board, along with our Risk Committee, oversees the risks and opportunities related to the Company’s climate change exposure and initiatives and receives periodic reports relating to climate change as part of their standing agendas.

Information Security Risk. The Board, along with the Risk and Audit Committees of the Board, oversees our information security program. In 2021, our Risk, Board and Audit Committees received periodic updates throughout the year on cybersecurity matters, and these updates are part of their standing agendas.

Compensation Risk. For information regarding compensation-related risks, see “Compensation Discussion and Analysis – Risk Management and Compensation.”

CODE OF BUSINESS CONDUCT AND CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines, along with our Code of Business Conduct and the charters of each of the committees of our Board, provide a framework for the corporate governance of the Company addressing matters such as director qualification standards, director responsibilities and duties and compensation of our directors. Our Corporate Governance Guidelines and our Code of Business Conduct apply to all of our directors, officers and employees, including our Chief Executive Officer and President, Chief Financial Officer and Global Corporate Controller, and are available on our website at www.axiscapital.com. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Global Corporate Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board or the Corporate Governance, Nominating and Social Responsibility Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the NYSE. All directors and employees are required to certify their compliance with our Code of Business Conduct and Corporate Governance Guidelines annually.

CORPORATE CITIZENSHIP & SUSTAINABILITY

Our corporate citizenship program identifies, assesses and manages on an ongoing basis the environmental, social and governance, or ESG, factors that are relevant to our long-term financial performance. We take into account the input of core stakeholders, including our colleagues, our shareholders, our clients and our communities, and consider material ESG factors in our strategic planning and risk oversight process. We are committed to enhancing our sustainability practices. To that end, a strategic enterprise goal for 2021 was to elevate the Company’s people and culture, including driving positive results with the Company’s diversity, equity and inclusion initiative and corporate citizenship and ESG initiatives. Similarly, in 2022, a strategic enterprise goal is to further commit to our core values by delivering measurable impact on our culture, diversity, equity and inclusion and climate initiatives. At the end of each year, management’s performance in advancing these citizenship initiatives will be considered by the Human Capital and Compensation Committee when they determine the non-financial portion of our annual incentive plan funding.

In 2021, we continued to take steps to improve our transparency and accountability on corporate citizenship matters. AXIS published our inaugural Communication on Progress as a signatory of the United Nations Global Compact and our inaugural annual disclosure as a signatory of the Principles for Sustainable Insurance, both of which we adopted in 2020. We also disclosed our measured greenhouse gas (GHG) emissions for the first time and published our second report aligned with the Sustainable Accounting Standards Board, a voluntary public disclosure that provides ESG information. We are proud that our citizenship initiatives earned us the top ranking in the category of overall commitment to ESG in The Insurer’s inaugural Lloyd’s ESG survey, a #5 ranking out of 44

CORPORATE GOVERNANCE	17

evaluated insurance companies in JUST Capital’s 2022 Rankings of America’s Most JUST Companies, recognition as one of Achievers’ 50 Most Engaged Organizations, and the Cigna Well-being Award for our workplace wellness program.

Our program focuses on two strategic pillars: the environment (which includes environmental sustainability and climate-risk mitigation) and diversity, equity and inclusion (“DE&I”). Further, AXIS took steps in 2021 to further align our philanthropic giving to both climate and DE&I. For example, we focused our global giving on causes that support underserved communities, committed to focus a majority of local community donations to related causes, and included climate and DE&I causes in employee engagement campaigns.

Select initiatives in each of these areas are discussed below.

Our Planet: Environment

We recognize that climate-related risks are among the biggest threats to our planet today. To help manage these risks, we assess and mitigate the environmental impact of our business and exposures as well as our operations.

Our Business – We believe that (re)insurers have an important role to play in mitigating climate risk, transitioning to a low-carbon economy and protecting our planet. Examples include:

•

Thermal coal and oil sands. We strengthened our fossil fuels policy, initially announced in 2019, to include restrictions for thermal coal developers and for activities in the Arctic National Wildlife Refuge.

•

Underwriting and product. We were proud to continue to be a top global player in the renewable energy insurance space – a line of business in which we continue to invest. We completed a focused review of our portfolio’s climate risks across our product lines in the UK to understand our portfolio’s transition risk, and we expect to expand this assessment globally in 2022. We will use this information to inform our go-forward strategy.

•

Investment. We continue to consider ESG matters in our investment decisions and developed an ESG manager scorecard for use in 2022. We also announced a $20 million investment in BlackRock’s Climate Finance Partnership, a fund focused on renewable energy projects in emerging markets.

•

Climate risk analysis. We have continued to advance and monitor the latest science on climate change through our NatCat Centre of Excellence, the AXIS Research Center at the University of Illinois, our global climate change working group and local modeling teams. We also model and review peril regions most likely to be affected by climate risk.

Our Operations – In addition to disclosing our measured 2019 GHG emissions, we continue to actively track the results of our assessment to inform our strategy to mitigate our environmental footprint and minimize our operational impact. AXIS’ successful transition to remote work during the COVID-19 pandemic accelerated business decisions that will reduce emissions, including a reduction of office space and reduction of commuting emissions through the introduction of more flexible working arrangements. Additional initiatives intended to address the environmental impact of our operations can be found in the AXIS Capital Holdings Limited Statement and Policy on Climate Risk and the Environment on our website.

Our Philanthropy – Our support of environmental causes included:

•

AXIS again continued a partnership with the global organization Adara, an organization whose work includes helping families future-proof their communities. In addition, in 2022 we started partnerships with Ocean Conservancy and the World Wildlife Fund for Nature (WWF).

•

We also offered opportunities to give back through our internal Employee Recognition Program, AXIS Applause, on climate matters. For example, on Earth Day, every recognition resulted in a donation to onetreeplanted.org.

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Our Voice – We are committed to using our voice to advocate on climate issues and are proud and active participants in industry-wide initiatives. Examples include:

•

Sustainable Markets Initiative. AXIS is a member of the Sustainable Products and Services Workstream and of the Multilateral Development Bank Insurance workstream of the Sustainable Markets Initiative Insurance Task Force, convened by HRH Prince of Wales and chaired by Lloyd’s. The Company’s participation in the SMI Insurance Task Force has included the contribution of information relating to AXIS’ insurance coverage of renewable energy assets for inclusion in the SMI Insurance Task Force report on how the specialty insurance market is driving insurance product and service innovation to encourage greener business practices. AXIS has also partnered with Lloyd’s and the SMI to convene and moderate a roundtable with renewable energy insurance market insurers and brokers to discuss challenges and solutions for supporting the development of insurance coverage of renewable energy assets in developing markets. The Sustainable Markets Initiative is an insurance industry task force to drive positive climate action and support the global transition to a sustainable future.

•

AIR Worldwide (Verisk), the University of Illinois and The Brookings Institution. AXIS partnered with AIR Worldwide and scholars from the University of Illinois and The Brookings Institution to publish “Quantifying the Impact from Climate Change on U.S. Hurricane Risk,” a research study addressing how climate change may affect hurricane risk in the United States by 2050, specifically related to residential and commercial properties (released January 2021). AXIS also partnered with Verisk and scholars from the University of Illinois and The Brookings Institution to publish “Quantifying the Impacts of Climate Change on U.S. Corn Yields” (released April 2021). These papers included information from University of Illinois research fellows sponsored and funded by AXIS.

•

University of Illinois – Gies College of Business. AXIS continues to partner with leading researchers and students through a corporate partnership at the University of Illinois’ Office of Risk Management and Insurance Research. Additionally, through the AXIS Risk Management Academy, students from a variety of disciplines across the university can investigate professional development resources and opportunities in the risk management and (re)insurance fields.

•

Insurance Development Forum. AXIS continues to be an active member of the Insurance Development Forum, or IDF, a public-private partnership among the World Bank, the United Nations and members of the insurance industry, that seeks to optimize and extend the use of insurance to address social, economic and environmental issues. We continue to play a leadership role as our CEO, Albert Benchimol, serves on the IDF Steering Committee. In addition, we continue to participate in IDF working groups, including the Sovereign & Humanitarian Solutions working group. In connection with our role in the Sovereign & Humanitarian Solutions working group, we are an industry participant in the Insurance and Risk Finance Facility (IRFF) launched in September 2021 through the United Nations Development Programme (UNDP).

•	The Geneva Association. AXIS remains a member of The Geneva Association, the international think tank of the industry.

Our People: Diversity, Equity and Inclusion

A key pillar of our corporate citizenship platform is diversity, equity and inclusion. Encouraging a wide range of experiences, backgrounds and perspectives and ensuring equal treatment for all makes AXIS a more rewarding place to work, enables us to attract talented teammates, enriches our perspectives and makes us stronger as a global organization. Below are recent strategies and initiatives enacted in partnership with the AXIS volunteer Diversity & Inclusion Council and Diversity & Inclusion Advocates to foster a diverse, equitable and inclusive culture:

•

Internal Education and Awareness. AXIS continued to host various diversity, equity and inclusion educational initiatives, including monthly diversity, equity and inclusion learning experiences created by AXIS employees and internal education events, such as the annual Diversity & Inclusion Forum (2021 focused on mental health) and a Women in Technology Panel. In addition, we sponsored initiatives, curated resources, provided donation opportunities for Juneteenth, Pride Month, Mental Health Awareness Month and International Women’s Day. We continued mandatory unconscious bias training for new hires.

•	Recruitment and Mobility. We continued to broaden our recruiting strategies to identify, recruit and develop a diverse pipeline of candidates. Recent initiatives include:

–	Continuing to build pipelines through diverse apprenticeship and internship programs in Bermuda, London and the U.S;

CORPORATE GOVERNANCE	19

–	Further building out our internship program with increased diverse representation;

–	Including our diversity, equity and inclusion values in recruitment materials; and

–	Launching a pilot recruitment source in the UK with a program that brings women back to the workforce.

•	Support of Diverse Colleagues in Their Careers.

–

Launching employee resource groups (ERGs), employee-led groups comprised of individuals with common interests, backgrounds or demographic factors. AXIS hosts ERGs for women, parents, veterans, LGBTQ+ and ethnically diverse employees;

–	Launching a leadership coaching program with 50% diverse employee participation; and

–	Enrolling 28 AXIS women in a 12-month “Emerging Leaders” program.

•

Tools and Measurement. AXIS continued its quarterly measurement of diverse hiring, turnover, promotions, succession planning and candidate slates. In support of this work, AXIS also measures gender pay gap and conducts pay audits on an annual basis. We continue to scale up our analytics capabilities to help us set, track and consistently improve our diversity, equity and inclusion efforts.

•

Our Voice. AXIS is also proud to promote diversity, equity and inclusion issues, policies and initiatives to drive significant change in the (re)insurance industry. Representative 2021 advocacy efforts include the following:

–

AXIS scaled up engagement in the 2021 Lloyd’s Dive In Festival, an initiative focused on diversity, equity and inclusion in the insurance industry, by serving as a Global Festival Partner and supporting our AXIS colleagues who spoke on panels as part of the festival.

–	AXIS sponsored a team that placed third at the National African American Association Talent Competition with St. John’s University.

–

We were also proud to support AXIS colleagues as they continued leadership positions in a variety of industry organizations dedicated to advancing diversity, equity and inclusion, such as Insider Progress, the National African American Insurance Association, the Association of Professional Insurance Women and the WSIA Insurance Industry Diversity Foundation.

Additionally, in our 2021 philanthropy, we continued to support global organizations working to bring vaccines to underserved populations such as Partners in Health, International Medical Corps and Doctors Without Borders. In addition, we held a promotional event for our ethnically diverse Employee Resource Group whereby each colleague recognized as an ally resulted in a donation to the Quality Education of Minorities network.

AXIS took steps to encourage our suppliers and clients to value diversity and inclusion and equal rights for all. In particular, AXIS launched and publicized a Supplier Diversity Program to promote diversity in our supplier base and a Supplier Code of Conduct to set forth our expectations for suppliers regarding social, environmental and ethical responsibilities. AXIS also adopted the Free, Prior and Informed Consent (“FPIC”) principle in accordance with the United Nations Declaration on the Rights of Indigenous Peoples. As a result, it is our policy to not provide insurance coverage on projects undertaken on indigenous territories without obtaining the FPIC of any indigenous community affected by the project.

For the second consecutive year, AXIS participated in the Bloomberg Gender Equality Index (GEI), an index of public companies committed to disclosing their efforts to achieve gender equality, to build greater parity between genders within our organization. This participation, in turn, earned AXIS inclusion in the 2022 and 2021 Bloomberg GEI. AXIS was also awarded the “5-Star Diversity, Equity and Inclusion” by Insurance Business America, which showcases companies in the (re)insurance industry that demonstrate effective D&I programs.

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Governance

Overview

Board of Directors: Three Board committees assist the Board with corporate citizenship matters:

•

Our Corporate Governance, Nominating and Social Responsibility Committee formulates and oversees AXIS’ corporate citizenship and ESG strategy, objectives and formal ESG reporting and delegates responsibility for human capital management matters to the Human Capital and Compensation Committee.

•

Our Human Capital and Compensation Committee is responsible for overseeing human capital management, including diversity, equity and inclusion, talent development and employee engagement, with such authority delegated by the Corporate Governance, Nominating and Social Responsibility Committee.

•

Our Risk Committee oversees the risks and opportunities related to the Company’s climate change exposure and initiatives. The Risk Committee also reviews and approves the Company’s Enterprise Risk Management (ERM) framework, which establishes policies and limits to address risks, including climate risk, facing the Company.

•	In addition, our Board of Directors receives an annual update on climate risk as part of its standing agenda.

Executive: Our General Counsel is the Executive Committee sponsor of our corporate citizenship program and is responsible for implementation of the Company’s citizenship program and ESG activities. Our Chief People Officer is responsible for implementation of human capital management and our Chief Financial Officer, through our group underwriting function, is responsible for ESG underwriting criteria, in partnership with our business unit CEOs.

Day-to-Day Management: Day-to-day management of our corporate citizenship program is handled by our Corporate Citizenship Committee, a cross-functional and global committee tasked with overall strategy, policies and governance. Committee leads oversee relevant staff working groups such as:

•	Climate: Climate Change Working Group; Emerging Risk Working Group; Environment Working Group

•	Diversity, Equity and Inclusion: Diversity and Inclusion Council; Diversity and Inclusion Advocates

•	Philanthropy: Global and local philanthropy committees

Committee Responsibility

In December 2021, the Corporate Governance, Nominating and Social Responsibility Committee, formerly known as the Corporate Governance and Nominating Committee, was renamed to emphasize the Committee’s oversight of our ESG and sustainability initiatives.

In addition, the Committee delegated oversight of human capital management, a component of the Company’s ESG program, to the Company’s Human Capital and Compensation Committee. The Human Capital and Compensation Committee, formerly known as the Compensation Committee, was renamed to reflect its responsibility for overseeing human capital. The renaming of the Corporate Governance, Nominating and Social Responsibility Committee and the Human Capital and Compensation Committee highlights the Board’s long-standing commitment to our corporate citizenship program and human capital efforts.

HUMAN CAPITAL MANAGEMENT

We believe our employees distinguish us from our competitors and are critical to our success as a (re)insurance company that leads with purpose. Our workforce’s strength is grounded in our “One AXIS” culture, which celebrates collaboration, diversity and integrity, as well as relentless execution and continuous learning, adapting and improving. We recognize that our strength lies in our people, and therefore, one of our core strategies is to invest in and support our employees, including in the following areas of focus:

Health, Safety and Wellness

We are committed to the health, safety and wellness of our workforce. In response to the ongoing COVID-19 pandemic, most of our employees have worked remotely since March 2020 although all of our offices are now

CORPORATE GOVERNANCE	21

open for Flex for Your Day, our new hybrid work format. We provided employees with an office and technology stipend to assist with the transition to work-from-home and have developed educational tools and materials focused on the wellbeing of our employees, including remote working best practices, leadership of virtual teams and managing stress while working from home. We have also continued to offer flexible work schedules, added half-day well-being days and allowed flexibility with paid time off and sick leave policies for employees directly impacted by COVID-19.

As COVID-19 vaccines became available, we strongly encouraged our employees to receive the vaccine when eligible to ensure the safest workplace possible for our people. Employees were offered paid time off to receive primary or booster vaccinations. Effective January 2022, we implemented a Company-wide vaccination policy which requires employees to be fully vaccinated prior to entering the office or, if unvaccinated, undergo COVID-19 testing. Our policy also encourages all employees to follow local guidelines regarding face coverings and social distancing. We have also launched a contact tracing program that allows us to identify employees who have been in close contact with individuals who have tested positive for COVID-19.

Our Board is focused on our response to the COVID-19 pandemic, receiving regular updates on the health and safety of employees, protocols to address actual or suspected COVID-19 exposures or cases and the status of any return to work decisions.

Flex for Your Day

The COVID-19 pandemic and AXIS’ successful transition to remote work has changed the way we think about where and how we work. In 2021 we announced Flex for Your Day, our new hybrid work format which provides most of our employees with the flexibility to work both remotely and from an AXIS office. Structured collaboration hours ensure that our employees connect with colleagues and clients, either in-person or online, and are a key component of our Flex for Your Day approach. Outside of these hours, employees can structure their solo hours as they see fit to meet their goals. Our Flex for Your Day program empowers each of our employees to craft a working schedule that works best for them and their team. We strive to be an employer of choice and we expect this approach will help us recruit and retain talent.

Diversity, Equity and Inclusion

We see diversity, equity and inclusion as a strategic imperative that is core to our business and our culture. See “Corporate Citizenship & Sustainability – Our People: Diversity, Equity and Inclusion” for a discussion of our 2021 diversity, equity and inclusion initiatives.

Talent Development

At AXIS, investing in our people is a top priority. We provide our employees with a variety of professional development resources to help them achieve their career goals. Some of our 2021 initiatives in furtherance of this goal are described below:

•	Career Mobility Within the Organization. In 2021, 18% of our employees progressed in their AXIS careers either through a promotion, transfer or role expansion.

•

AXIS Academy. We provide our employees access to AXIS Academy, which serves as our learning and development hub and reflects our commitment to continuing education. AXIS Academy includes over 8,500 online training courses.

•	Professional Development. We offer financial assistance for external professional development opportunities and tuition reimbursement for certain part-time business-related degree programs.

•	Early Careers Program. Our Early Careers Program aims to build a strong pipeline of early career talent through our internship and development programs.

•

AXIS Careers. We created AXIS Careers to ensure our people feel empowered to “own their careers.” AXIS Careers offers employees a comprehensive suite of professional development tools, resources and training modules to help navigate career experiences and upskilling across our global organization. This includes leadership development, mentoring programs and job secondments, shadows and swaps. In 2021, AXIS employees completed over 14,000 on-demand or instructor-led virtual learning and development courses through AXIS Academy and AXIS Careers.

22	CORPORATE GOVERNANCE

Employee Engagement

We understand that employee engagement leads to a more satisfying and fulfilling workplace and motivates employees to do their best work. Our employee engagement initiatives include: (i) AXIS Applause (our global recognition program to recognize the contributions of other AXIS members and drive strong employee performance), (ii) community building events for AXIS employees and their families and (iii) our employee-led charitable giving program which helps our employees give back to their communities. In addition, to provide an open and frequent line of communication between senior management and our employees, we host all-employee calls led by our CEO on a monthly basis and we encourage our people managers to periodically check in with their employees.

Each year we conduct an enterprise-wide engagement survey to better understand and improve the employee experience and identify opportunities to strengthen our culture. Managers and teams reflect on the survey results and develop enterprise-wide and local action plans to address areas identified for growth. In 2021, 85% of employees participated in our annual employee survey. Last year, we saw our highest Engagement Index Score since launching our survey, including significant increases in our scores relating to DE&I and employee wellbeing.

Compensation and Benefits

To attract and retain our industry’s top talent, we offer employees a total rewards program that is designed to incentivize exceptional performance. Our compensation packages align with our pay-for-performance philosophy and are assessed on an annual basis through year-end performance reviews. Our packages are also regularly benchmarked against similarly-sized insurance, reinsurance and financial services companies in each of our talent markets. Compensation components include market competitive salaries and short-term annual incentive programs (i.e., bonus payments) and, for senior level employees, long-term incentives such as equity grants. Our comprehensive benefits packages include medical plans for employees and their families, flexible spending accounts, retirement savings plans with employer contributions and work-life benefits, including parental leave policies, flexible work arrangements for eligible employees and charitable matching programs.

At AXIS, we are committed to fair pay and delivering equal pay for equal work regardless of gender, race or other personal characteristics. In support of our commitment to equal pay practices, we conduct an annual pay equity audit and take action to address any areas of concern. In addition, as discussed in “Corporate Citizenship,” we have published the results of our global gender pay audits in connection with our participation in the Bloomberg Gender Equality Index.

Succession Planning

We have a robust talent and succession planning process. On an annual basis, management conducts a talent and succession plan for each member of our Executive Committee and their direct reports, focusing on high performing and high potential talent, diverse talent and the succession plan for each position. On an annual basis, our Board receives a comprehensive succession plan for each member of our Executive Committee.

Employees

At December 31, 2021, we had 2,082 employees. During fiscal year 2021, the number of employees increased by approximately 8% and our voluntary turnover rate was approximately 11.5%.

Below is summary of our employees by region as of December 31, 2021:

Employees

North America	1,319

Europe, Middle East and Africa	730

Asia Pacific	33

Total employees	2,082

At December 31, 2021, our global employees had approximately the following gender demographics:

	Women	Men

Total employees(1)	45%	55%

(1)	<1% of employees did not identify.

CORPORATE GOVERNANCE	23

At December 31, 2021, our U.S. employees had approximately the following racial and ethnic demographics:

All U.S. Employees(1)

Black / African American	15%

Asian	11%

Hispanic / Latinx	4%

White	57%

Multiracial, Native American and Pacific Islander	2%

No Response	11%

Total employees	100%

(1)	This information is presented for U.S. employees only. We continue to gather global demographic information in compliance with laws and regulations to demonstrate our racial and ethnic diversity.

24	CORPORATE GOVERNANCE

PRINCIPAL SHAREHOLDERS

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of March 11, 2022 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided by these individuals:

•	Each person or group known to us to be the beneficial owner of more than 5% of our common shares

•	Each of our directors

•	Each of our named executive officers

•	All of our directors and executive officers as a group

Directors and Executive Officers	Number of Common Shares (1)	Percent of Outstanding Common Shares (1)

Albert A. Benchimol	468,557	*

W. Marston Becker	11,529	*

Charles A. Davis (2)	48,117	*

Anne Melissa Dowling	7,457	*

Elanor R. Hardwick	9,696	*

Michael Millegan	2,192	*

Thomas C. Ramey	17,306	*

Henry B. Smith	53,049	*

Axel Theis	2,192	*

Barbara A. Yastine	10,091	*

Lizabeth H. Zlatkus	12,758	*

Steve K. Arora	71,247	*

David S. Phillips	46,667	*

Peter J. Vogt	47,206	*

Peter W. Wilson	63,201	*

All directors and executive officers as a group (15 persons)	871,265	1%

OTHER SHAREHOLDERS

T. Rowe Price Associates, Inc. (3)	10,658,742	12.5%

The Vanguard Group (4)	7,660,385	9.0%

Pzena Investment Management, LLC (5)	7,057,524	8.3%

T-VIII PubOpps LP (6)	6,777,806	7.9%

*	Less than 1%

(1)

Unless otherwise indicated, the number of common shares beneficially owned and percentage of outstanding common shares are based on 85,275,736 common shares outstanding as of March 11, 2022. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist.

(2)

T-VIII PubOpps LP (“T8”) beneficially owns 6,777,806 common shares. The GP of T8 is T-VIII PubOpps GP LLC (“T8 GP”). The managing member of T8 GP is Trident VIII, L.P. The general partner of Trident VIII, L.P. is Trident Capital VIII, L.P. A limited liability company solely owned by Mr. Davis is one of the five general partners of Trident Capital VIII, L.P. Mr. Davis is also chief executive officer and a member of Stone Point Capital LLC, which serves as the investment manager of T8. Mr. Davis disclaims beneficial ownership of such common shares that are held by T8 except to the extent of any pecuniary interest therein. The principal address of T8 is c/o CSC at 251 Little Falls Drive, Wilmington, DE 19808. The principal business address for Stone Point Capital LLC is 20 Horseneck Lane, Greenwich, CT 06830.

PRINCIPAL SHAREHOLDERS	25

(3)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 4 to Schedule 13G/A filed on February 14, 2022 by T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202, and includes common shares beneficially owned as of December 31, 2021. T. Rowe Price has sole voting power over 3,796,891 common shares and sole dispositive power over 10,658,742 common shares.

(4)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 8 to Schedule 13G/A filed on February 9, 2022 by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, and includes common shares beneficially owned as of December 31, 2021. Vanguard has sole dispositive power over 7,552,499 common shares. Vanguard has shared voting power over 47,541 common shares and shared dispositive power over 107,886 common shares.

(5)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 7 to Schedule 13G/A filed on January 20, 2022 by Pzena Investment Management, LLC, 320 Park Avenue, 8th Floor, New York, NY 10022, and includes common shares beneficially owned as of December 31, 2021. Pzena has sole voting power over 6,384,097 common shares and sole dispositive power over 7,057,524 common shares.

(6)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 1 to Schedule 13D filed on August 28, 2020 by T-VIII PubOpps LP (“T8”), T-VIII PubOpps GP LLC (“T8 GP”), Trident VIII, L.P. (“Trident VIII”), Trident Capital VIII, L.P. (“Trident VIII GP”) and Stone Point Capital LLC (“Stone Point”) (collectively, the “Stone Point Reporting Persons”), 20 Horseneck Lane, Greenwich, CT 06830 and includes common shares beneficially owned as of July 24, 2020. The Stone Point Reporting Persons have shared voting power over 6,777,806 common shares. T8, T8 GP, Trident VIII and Trident VIII GP each have shared dispositive power over 6,777,806 common shares.

26	PRINCIPAL SHAREHOLDERS

EXECUTIVE OFFICERS

The table below sets forth certain information concerning our current executive officers:

Name	Age	Position

Albert A. Benchimol (1)	64	Chief Executive Officer, President and Director

Peter J. Vogt	58	Chief Financial Officer

Steve K. Arora	45	Chief Executive Officer, AXIS Reinsurance

David S. Phillips	53	Chief Investment Officer

Peter W. Wilson	62	Chief Executive Officer, AXIS Insurance

(1)	Mr. Benchimol’s biography is available under “Directors Continuing in Office.”

Peter J. Vogt	Peter J. Vogt was appointed Chief Financial Officer of AXIS Capital in January 2018. He previously served as the Company’s Deputy CFO from July 1, 2017 until his appointment as CFO in January 2018 and as the Chief Operating Officer of AXIS Insurance from 2013 to June 2017. Mr. Vogt joined AXIS in 2010 as CFO and COO of the Company’s Accident & Health business unit. Prior to AXIS, Mr. Vogt served as CFO of Penn Mutual Life Insurance Company. He also held the CFO role at CIGNA’s Group Insurance business. Mr. Vogt started his career at Hartford Life Insurance Company where, over nearly 14 years, he held a series of actuarial roles and eventually led sales, marketing and product development for its corporate retirement business. Mr. Vogt holds a B.B.A. in Actuarial Science from Temple University and is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

Steve K. Arora	Steve K. Arora joined AXIS in January 2018 as Chief Executive Officer, AXIS Reinsurance. Mr. Arora came to AXIS from Swiss Re, where he spent 18 years in various senior positions, most recently as Head of Casualty Reinsurance and as a member of the Reinsurance Executive Committee. He has held positions in New York, Munich, London, Tokyo and Zurich, and his expertise crosses finance, risk management, underwriting, and general management. In his most recent role at Swiss Re, Mr. Arora led a 250-person organization that spanned the company’s global network of offices. Previously he served as President and Managing Director of Swiss Re Japan, where he had oversight of the Company’s entire Japanese platform. Mr. Arora held multiple positions at GE Insurance Solutions prior to its acquisition by Swiss Re.

David S. Phillips	David S. Phillips joined AXIS as Chief Investment Officer in April 2014. With over 25 years of experience in investments, Mr. Phillips previously served as Head of Investments for PartnerRe where he had management and asset allocation responsibilities for public fixed income, public equities, private equities, and alternative fixed income. Prior to PartnerRe, he was the Director of Research and a Portfolio Manager at Oppenheimer Capital, an institutional money manager based in New York City. Mr. Phillips is a CFA® charterholder and received an A.B. from Princeton University and an M.B.A. from the Wharton School of the University of Pennsylvania.

EXECUTIVE OFFICERS	27

Peter W. Wilson	Peter W. Wilson was appointed Chief Executive Officer of AXIS Insurance in April 2014. He joined AXIS in May 2013 as President of U.S. Insurance. Prior to joining AXIS, Mr. Wilson served as President and Chief Operating Officer for CNA Specialty, a unit of CNA Financial Corporation, which is focused on professional and management liability, healthcare, surety and other specialized insurance products and services. During his more than 20-year tenure with CNA Financial Corporation, Mr. Wilson served in a number of leadership positions and had management responsibility for a diverse group of business units operating both in the U.S. and internationally. Prior to CNA, he served as an Executive Vice President at AIG, where he managed AIG’s commercial public D&O business in the U.S.

As discussed in “Executive Compensation – Employment and Other Agreements with Named Executive Officers,” Mr. Wilson will depart the Company on December 31, 2022.

28	EXECUTIVE OFFICERS

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in this proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation paid to our named executive officers as disclosed below. The language of the resolution, commonly known as a “Say on Pay” proposal, is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding our named executive officers presented below in “Compensation Discussion and Analysis” and “Compensation Committee Process.”

The Board has adopted a policy providing for annual Say on Pay advisory votes. Accordingly, the next Say on Pay vote will occur in 2023.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval of the compensation paid to our named executive officers.

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION	29

LETTER FROM THE HUMAN CAPITAL AND COMPENSATION COMMITTEE CHAIR

Dear Fellow Shareholder,

Over the course of the past year, I had the opportunity to speak with many of you directly, in connection with our 2021 Annual Meeting and our fall outreach program. During these meetings, we discussed key topics, such as:

•	Company performance;
•	Our executive compensation practices, including changes made to our program to further align pay and performance;
•	Environmental, social and other sustainability topics, such as climate change initiatives and human capital management; and
•	Transparency in disclosures on executive compensation, corporate governance and corporate citizenship matters.

The feedback provided from our shareholders has helped to inform our compensation, governance and citizenship programs, and it has positively enhanced our disclosures.

Focus on our people

The Board recognizes that our team members across the globe are our most important assets and fundamental to our success. Our human capital management strategy focuses on attracting, developing, engaging and retaining top diverse talent throughout all the markets where we operate.

Recognizing the importance of having a holistic approach to talent management, the Board expanded the Compensation Committee’s charter to oversee human capital matters including, diversity, equity and inclusion, talent development and employee engagement. To better reflect this change in the Compensation Committee’s responsibilities, it was renamed to the Human Capital and Compensation Committee.

Performance and pay outcomes in 2021

While we know there is more work to do to realize AXIS’ potential, our 2021 financial results were strong. We are proud to have made meaningful progress in enhancing our business and repositioning our portfolio in a difficult year of rising inflation, increased industry catastrophe losses and ongoing COVID-19 challenges. As for our non-financial results that are factored into annual incentive plan payouts, our leadership team delivered improvements on our portfolio, operations, and people and culture initiatives. As a result of our strong performance in 2021, the Human Capital and Compensation Committee awarded our Chief Executive Officer an above-target annual incentive payout and a target long-term equity award.

Changes in our compensation structure in 2021

The Human Capital and Compensation Committee is committed to responding to ongoing feedback from shareholders. We recognize that as AXIS and the (re)insurance industry evolve, it is necessary to continually adapt our compensation programs to account for shifting business dynamics and the corresponding expectations from our shareholders.

As detailed further in this proxy statement, the Human Capital and Compensation Committee made the following changes to our compensation program in 2021 in response to shareholder feedback:

•

Increased the weighting of the Company’s OROACE in the annual incentive mix for NEOs for performance year 2021, emphasizing the importance of group financial results consistent with the “One AXIS” approach.

•	Revised the PSU payout scale effective with our 2021 grants (for performance year 2020), providing for a payout scale ranging from 0% to 200% based on performance.
•	Added annual incentive plan metric that assesses our underwriting year performance to reward our NEOs for delivering on the desired portfolio.

The Human Capital and Compensation Committee is committed to responding to feedback from shareholders and continues to closely evaluate the Company’s link between pay and performance. As a Committee, we are focused on rewarding results. We will continue to drive portfolio optimization and support our people, while at the same time transforming how we work. Thank you for your continued support.

Henry Smith

Chair of the Board

Human Capital and Compensation Committee Chair

30	LETTER FROM THE HUMAN CAPITAL AND COMPENSATION COMMITTEE CHAIR

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is divided into the following sections:

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis section that follows explains the Company’s executive compensation program as it relates to our named executive officers, or NEOs, whose compensation information is presented in the tables following this discussion in accordance with SEC rules. Our NEOs for 2021 were:

Name	Title

Albert A. Benchimol	Chief Executive Officer and President

Peter J. Vogt	Chief Financial Officer

Steve K. Arora	Chief Executive Officer, AXIS Reinsurance

David S. Phillips	Chief Investment Officer

Peter W. Wilson (1)	Chief Executive Officer, AXIS Insurance

(1)

As previously disclosed, Mr. Wilson will depart AXIS on December 31, 2022. Vincent C. Tizzio has joined the Company as Senior Advisor – Insurance Market Strategy and will become the CEO of AXIS Insurance on June 1, 2022.

EXECUTIVE SUMMARY

Fiscal year 2021 was a transformational year for AXIS. We believe we are fundamentally a stronger company than we were one year ago. We made meaningful progress on our multi-year transformation initiatives to optimize our portfolio mix, grow our most profitable lines of business, and reduce earnings volatility by lowering our net exposure to catastrophes. Importantly, this progress is evidenced in our financial performance. 2021 ranked as one of the top five biggest natural catastrophe years in the (re)insurance industry, with industry cat losses up approximately 40% from 2020. Despite this, we delivered a combined ratio of 97.5% for the year, an improvement of 12.1 points over 2020.

Company Performance

OROACE is the financial metric used for evaluating cash bonus awards under our Annual Incentive Plan. Relative TSR is the Company’s financial metric for the PSUs granted in 2021.

AXIS Capital’s 2021 financial results for these performance metrics on an absolute basis are set forth below:

Measure	Fiscal Year 2021	Change versus Fiscal Year 2020

OROACE (1)	9.1%	+12.8% pts

ROACE (2)	12.2%	+15.4% pts

Total Shareholder Return (3)	11.8%	+23.7% pts

(1)	See Appendix 1 for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

(2)	Return on average common equity. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3)	One-year TSR with dividends reinvested sourced from S&P Capital IQ.

COMPENSATION DISCUSSION & ANALYSIS	31

Progress on Long-Term Strategy

Several years ago, we launched a multi-year transformation program focused on delivering more proactive capital allocation and winning with customers. We constructed our strategic business goals with a view toward continuing to improve relative and absolute financial performance of AXIS in 2021 and in future years.

In 2021, we significantly advanced the following three strategic business goals approved by the Board in February 2021:

•

Delivering “One AXIS” portfolio and the capability to sustain into the future. We developed our capabilities to better allocate capital and improve our underwriting and pricing capabilities. We continued to reorient our portfolio to exit lower performing lines of business and reduce volatility; we invested in and grew business classes where we have attractive return potential and can achieve profitable growth.

•

Delivering smarter operations. We took measures to optimize our operations with the goal of reducing expenses over the long-term, improving services to our customers and increasing the productivity of our people. We made forward-looking investments in the technology needed to use data more productively, enable our people to focus on higher value activities, support new lines of business and operate more efficiently.

•

Elevating our people and our culture. We progressed our “One AXIS” culture improving employee engagement as measured in our enterprise-wide engagement survey, advancing our diversity, equity and inclusion initiatives and progressing our corporate citizenship initiative.

POSITIVE 2021 SAY ON PAY VOTE AND SHAREHOLDER ENGAGEMENT

At our 2021 Annual General Meeting, approximately 90.2% of the votes cast were in favor of our advisory vote on executive compensation.

During 2021, Mr. Smith, along with members of management, continued their strong level of engagement with shareholders focusing on corporate governance, corporate citizenship and executive compensation. This engagement is in addition to our regular investor relations outreach program relating to the Company’s financial performance and strategic initiatives, as illustrated below:

32	COMPENSATION DISCUSSION AND ANALYSIS

Feedback from the shareholder meetings was positive overall and no significant executive compensation concerns were raised. The feedback provided from our shareholders has helped to inform our compensation, governance and citizenship programs, and it has enhanced our disclosures. Below are some of the key pieces of feedback given to us by shareholders in our 2021 outreach efforts.

	What We Heard	What We Did
Annual Incentive	Reward executives on achievement of financial goals and strategic objectives; provide clear disclosure around non-formulaic performance and their expected benefits toward the Company’s financials.

For the CEO, maintained a 75% financial metric weighting and 25% weighting on non-formulaic metrics. For all other NEOs, increased the weighting of the Company’s OROACE in the annual incentive mix for performance year 2021.

We have strengthened our disclosure on our strategic progress against goals.
Continued with the enhanced disclosure of individual performance and strategic accomplishments in our proxy statement.
PSUs	Ensure that PSUs have a direct alignment with Company performance and reward strong relative performance against industry peers.

Since the 2021 grants, we have maintained PSU target performance goal at the 55th percentile for measuring relative TSR performance and the minimum and maximum performance goals at the 25th and 85th percentiles, respectively.

The range of the payout scale will also remain at 0% to 200%.

The Human Capital and Compensation Committee will continue to consider shareholder feedback and the results of Say on Pay votes when making future compensation decisions.

The 2021 actual mix of earned compensation above differs from the Summary Compensation Table included in this proxy statement. This is because SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while the Committee awards equity compensation after the performance year. Therefore, equity compensation granted in 2022 for the 2021 performance year will be shown in next year’s Summary Compensation Table. Similarly, equity compensation granted in 2021 for the 2020 performance year is shown in the Summary Compensation Table as 2021 compensation.

COMPENSATION DISCUSSION AND ANALYSIS	33

Pay and Performance — CEO Compensation

Our executive compensation program ties a significant portion of our CEO’s compensation to the financial, operational and stock price performance of our Company. The following graphic illustrates how our CEO’s actual pay over the past three years aligns with our Company’s performance.

•	In 2019 and 2020, the Human Capital & Compensation Committee exercised negative discretion when awarding reduced 2019 and 2020 equity awards versus the CEO’s target LTI award of $6.75M.

•	Also, in 2019 and 2020, the CEO’s actual bonus was 36% and 30% of his target bonus, respectively.

•	However, given the improved financial performance of the Company in 2021, the CEO’s compensation increased year-over-year after achieving above-target financial and non-financial performance.

	2019 Performance Year	2020 Performance Year	2021 Performance Year

Base Salary	$1,100	$1,100	$ 1,100

Actual Bonus	$ 701	$ 578	$ 2,276

RSUs (Time-Based)	$2,000	$2,000	$ 2,700

Relative TSR PSUs (Assumes Target Performance)	$3,000	$3,000	$ 4,050

Total Performance Year Compensation	$6,801	$6,678	$ 10,126

(1)

Some of the 2021, 2020 and 2019 compensation above differs from the data presented in the Summary Compensation Table included in this proxy statement. This is because SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while the Committee awards equity compensation after the performance year. Therefore, equity compensation granted in 2022 for the 2021 performance year will be shown in next year’s Summary Compensation Table. Similarly, equity compensation granted in 2021 for the 2020 performance year and in 2020 for 2019 performance is shown in the Summary Compensation Table as 2021 and 2020 compensation, respectively.

34	COMPENSATION DISCUSSION AND ANALYSIS

BEST PAY PRACTICES

Highlighted below are compensation practices that we maintained in 2021 to drive company performance and align the interests of the Company’s executives with its shareholders:

What We Do

✓ Set robust goals at the beginning of the year, ensuring adequate stretch goals within our risk framework

✓ Link performance metrics to strategy to support shareholder value

✓ Provide appropriate mix of fixed and variable pay to reward Company, business unit, and individual performance

✓ Balance equity awards between PSUs (3-year performance period) and RSUs (4-year pro-rata vesting period)

✓ Retain discretion of incentive awards by our Human Capital and Compensation Committee

✓ Maintain robust stock ownership guidelines

✓ Maintain a Clawback Policy

✓ Retain an independent compensation consultant

✓ Engage in regular shareholder outreach

What We Don’t Do

  No hedging or pledging of AXIS stock

  No individual executive retirement plans

  No excise tax gross-ups upon change of control or termination

   No single-trigger vesting of equity-based awards upon change in control

EXECUTIVE COMPENSATION PHILOSOPHY AND KEY FEATURES

We are a specialty insurer and global reinsurer that provides our clients and distribution partners with a broad range of risk transfer products and services and meaningful capacity, backed by excellent financial strength. Accordingly, it is critical that we recruit, retain and motivate the best talent in the highly competitive global specialty insurance and reinsurance marketplace. To achieve these goals, we have designed our executive compensation programs to retain and reward leaders who create long-term value for our shareholders. The combination of fixed and variable compensation that we pay to our NEOs is structured to reward above-median performance with above-median levels of compensation and conversely, to provide below-median compensation for below-median performance. A large portion of our NEOs’ compensation is variable, or performance-based, and consists of annual incentive awards and long-term equity awards, while the fixed component of their compensation is designed to reflect their significant level of responsibility and overall contributions to our success. The primary consideration for our compensation decisions continues to be the assessment of our overall performance based on: (i) certain short-term and long-term financial metrics; and (ii) both business unit and individual performance.

COMPENSATION DISCUSSION AND ANALYSIS	35

Key Incentive Plan Metrics

The financial metrics for our incentive plans are OROACE and relative TSR. The below chart describes the metrics used in our 2021 incentive programs and why we believe these metrics are important to the Company and our current strategy.

Used In:
Metric	Annual Incentive Awards	Long-Term Incentive Awards	Why Metric is Important to AXIS and Our Strategy

OROACE	X

•  This metric reflects the rate of return the Company is earning on its capital and surplus.

•  Our goal is to achieve strong OROACE results to deliver value creation for shareholders; therefore, we have aligned our Annual Incentive Program to this financial metric.

•  Generally, the higher the return, the better the Company is making use of the funds invested by its shareholders, assuming risk is measured and managed appropriately.

Relative TSR		X

•  This metric reflects the profit generated from all capital gains and dividends from a company’s shares during a certain period.

•  TSR explicitly links long-term incentive compensation to shareholder value.

•  Relative TSR measures shareholder value creation compared to a group of similarly-situated companies.

•  Successful execution against long-term financial and strategic plans should drive an increase in TSR over the long-term.

•  Directly correlates to other relevant key performance metrics, including Diluted Book Value per Share (DBVPS).

36	COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF EXECUTIVE COMPENSATION

The following table lists the elements of compensation for our executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall Company, business unit and individual performance using financial and non-financial measures the Committee believes are correlated to gains in shareholder value. At the beginning of the performance year, the Committee establishes the measures and ranges of performance for the variable compensation elements.

	Component	Link to Shareholder Value	Description

Short- Term	Base Salary	• Attract and retain talented specialty (re)insurance executives, and reflect level of global responsibility and experience	• Annual fixed-cash compensation
	Annual Incentive	• Drive performance consistent with our annual financial goals	• OROACE: – Measures rate of return earned on capital and surplus – Goal to achieve strong OROACE results to create shareholder value
			• Business Unit Financial Assessment: – Combined ratio (Insurance & Reinsurance CEOs) – Investment performance (Chief Investment Officer)
			• Underwriting Year Performance (CEO & Insurance/Reinsurance CEOs only): – Assessment of our portfolio optimization using a scorecard of key performance indicators.
			• Individual Non-Financial Performance: – Non-financial metric accounting for individual contributions to company-wide strategic business goals
Long-Term	PSUs	• Promote accountability and strategic long-term decision-making	• 100% Relative TSR over three-year performance period: – Cliff vests after 3 years – Earned according to relative performance vs. peers
			Relative Base Percentile	Vesting
			≥ 85th	200%
			55th	100%
			25th	25%
			< 25th	0%

	RSUs	• Foster a culture of ownership, aligning long-term interests of our executives and shareholders	• Vests ratably over four years

COMPENSATION DISCUSSION AND ANALYSIS	37

Base Salary

Salaries are the most basic form of compensation and are integral to any employment arrangement. A primary consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally reflecting the market demands for executive talent. A competitive salary allows us to attract and retain key staff.

Placement of our NEOs within a salary range is based on the market data for each NEO’s position, the executive’s expertise, scope of role, geographic location and the Committee’s determination of competitiveness and appropriate levels based on the CEO’s recommendations (other than with respect to his own salary).

Since being appointed as CEO in 2012, Mr. Benchimol has not received an increase in his base salary. In 2021, two of the NEOs, the Chief Financial Officer and Chief Investment Officer, received increases in their base salaries to ensure they remained positioned competitively. Additionally, our CEO of Reinsurance entered into a new employment agreement upon his localization to Switzerland pursuant to which his base salary is paid in local currency. As a result, his base salary when converted from Swiss Francs (CHF) to U.S. dollars (USD) is higher for 2021 versus 2020 due to the CHF to USD exchange rate. None of the NEOs received an increase in their base salaries for 2022.

Name	2020 Base Salary ($)	2021 Base Salary ($)	2022 Base Salary ($)
Albert A. Benchimol	1,100,000	1,100,000	1,100,000
Peter J. Vogt	600,000	675,000	675,000
Steve K. Arora (1)	900,000	925,435	943,603
David S. Phillips	600,000	625,000	625,000
Peter W. Wilson	900,000	900,000	900,000

(1)

Mr. Arora’s employment agreement was amended and localized to Switzerland in May 2021, and for the remainder of the fiscal year, his base salary of 860,000 CHF was denominated and paid in CHF. The salary shown in this table for 2021 reflects the five months of Mr. Arora’s base salary that was paid in USD (375,000) and the seven months of base salary paid in CHF (550,435) converted to USD at an exchange rate of 1.09721 USD per CHF, consistent with the exchange rate in effect at the balance sheet date of December 31, 2021 presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. For 2022, Mr. Arora’s base salary reflects his annualized base salary of 860,000 CHF converted to USD at an exchange rate of 1.09721 USD per CHF.

Annual Incentive Awards

Our Annual Incentive Plan is intended to provide for formulaic annual incentive awards to our NEOs and serves as a critical tool for rewarding the achievement of our financial and strategic goals.

In order to achieve a competitive total compensation package, we established individual annual incentive targets expressed as a percentage of salary for each NEO. For our NEOs, annual incentive targets are governed by the terms of their employment agreements, but are not guaranteed. The annual incentive targets for each NEO are displayed below. In 2021, Mr. Vogt received an increase in his annual incentive target award opportunity to reflect an increase in his responsibilities. None of the NEOs received an increase in their annual incentive targets for 2022:

Name	2020 Bonus Target	2021 Bonus Target	2022 Bonus Target
Albert A. Benchimol	175%	175%	175%
Peter J. Vogt	115%	125%	125%
Steve K. Arora	125%	125%	125%
David S. Phillips	125%	125%	125%
Peter W. Wilson	125%	125%	125%

38	COMPENSATION DISCUSSION AND ANALYSIS

For 2021, annual incentive compensation was determined based on the weightings of OROACE, business unit financial metrics, underwriting year performance and individual non-financial metrics as follows:

	Financial Metrics		Strategic Business Goals (Non-Financial Metrics)
Executive	Company Financial Metric (OROACE) Weighting	Business Unit Financial Metric Weighting	Underwriting Year Performance Weighting	Individual Non-Financial Metrics
Albert A. Benchimol	75%	—	15%	10%
Peter J. Vogt	70%	—	—	30%
Steve K. Arora	55%	15%	15%	15%
David S. Phillips	55%	30%	—	15%
Peter W. Wilson	55%	15%	15%	15%

Company Financial Performance Goals and Results

At the beginning of each year, the Committee sets a financial performance target after considering the Company’s business plan, peer performance and market conditions for the current year. The Committee also receives input from Korn Ferry, its independent compensation consultant, as to the balance between the rigor and achievability of our goals.

Our target OROACE goal for 2021 was 8.5%, compared to 10% in 2020. In setting the goal for 2020, the Committee took into account several considerations including the achievability of our target goal given 2020’s actual result of -3.7% OROACE, along with the impact of lower interest rates on the Company’s investment returns, the expected timing to realize the results of our multi-year effort to optimize our portfolio, and projected increases in the industry’s catastrophe and weather-related losses.

For 2021, the Company’s annual OROACE of 9.1% exceeded target, resulting in 112% payout under the Company financial portion of the formula.

Historical Annual Incentive Results vs. Target

(1)

For 2019, target was set at 10% ex-PGAAP OROACE and performance was 5.2% ex-PGAAP OROACE. For 2020, target was set at 10% OROACE and performance was -3.7% OROACE. For 2021, target was set at 8.5% OROACE and performance was 9.1% OROACE. OROACE and ex-PGAAP OROACE and non-GAAP financial measures, as defined in item 10(e) of SEC Regulation S-K. A reconciliation to the most comparable GAAP financial measure (ROACE) is provided in Appendix 1.

Annual Incentive Plan Goal Ranges(1)
	OROACE Achievement	Multiplier
Maximum	13.5% +	200%
Target	8.5%	100%
Threshold	3.5%	50%

(1)

The table above sets forth the threshold, target and maximum OROACE, as well as the respective payout factor for the OROACE portion of the Annual Incentive Plan. To the extent that performance fell between the applicable threshold, target or maximum levels for OROACE, payouts were determined using linear interpolation.

Business Unit Financial Goals and Results

The Insurance and Reinsurance business units’ financial goals are set and ultimately measured based on comparing the combined ratio relative to the plan for their respective business unit. In the case of the Investments business unit, financial performance is measured on a relative performance basis against a neutral benchmark intended to provide a comparable set of investments.

For our Insurance business, the business unit financial score resulted in a payout of 112% for Mr. Wilson as the unit’s combined ratio performance exceeded plan. The Reinsurance business missed its 2021 combined ratio goal and was rated at 0% of target, resulting in Mr. Arora not receiving a payout for this metric. For our Investment function, our investment portfolio outperformed the neutral benchmark, resulting in payout of 155% of target for Mr. Phillips.

COMPENSATION DISCUSSION AND ANALYSIS	39

Underwriting Year Performance Achievements

In addition to the business unit financial goals, our CEO and the CEOs of our Insurance and Reinsurance units were also subject to an underwriting year performance goal. This goal was measured on a consolidated basis for the CEO and on a business unit basis for the business leaders. The assessment was grounded in portfolio performance using a scorecard of key performance indicators including underwriting year return on risk-adjusted capital, rate change, volume, and the ability to optimize our portfolio given underlying market conditions.

In 2021, we leveraged firming market conditions to increase our relevance in a select number of attractive specialty lines and treaty reinsurance markets and we continued to re-balance our portfolio towards less volatile lines of business. The CEOs of Insurance and Reinsurance each received the maximum score of 200% of target due to their strong underwriting results in 2021 and the successful optimization of their portfolios. The CEO received a score of 145% to reflect the above-target underwriting performance of the combined business units, but at-target performance on group-level management information and business data strategy efforts.

Company and Individual Non-Financial Metrics

At the beginning of the year, the Committee approves the Company’s non-financial objectives, which are aligned with the Company’s strategic business goals. At the end of the year, our CEO evaluates and makes compensation recommendations to the Committee on the performance of the NEOs against these objectives. The Committee in turn reviews the individual performance of each NEO, considers the recommendations from our CEO (except with regard to his own individual performance) and makes a final decision for each NEO’s compensation.

40	COMPENSATION DISCUSSION AND ANALYSIS

CEO Non-Financial Performance Achievements

Mr. Benchimol delivered meaningful achievements against all 2021 strategic business goals in a year of improved Company performance. In particular, the below table lists the key non-financial goals and accomplishments achieved in 2021:

2021 STRATEGIC BUSINESS GOALS

Deliver “One AXIS” Portfolio and Capability to Sustain into Future	Deliver Smarter Operations	Elevate People and Culture

50% Weighting	25% Weighting	25% Weighting

Exceeded short-term and long-term targets for underwriting year return on risk-adjusted capital by executing changes on our capital allocation.

Shifted our capital allocation distribution resulting in profit that exceeded 2021 plan while also achieving our goals around portfolio quality metrics.

Put into place critical business intelligence to sustain and automate the portfolio management decision-making process across business lines.

Adopted a Company-wide approach to analyze data and manage decision-making with the enhancement of the Business Council.

Delivered on targeted data, technology and analytics priorities in 2021 to empower our underwriters and enhance the service that we provide to our customers.

Delivered savings by introducing foundational, transformative technology capabilities (such as, submission triaging and workflow automation) and other operational initiatives.

Implemented targeted enhancements to reinsurance claims/underwriting desktop. Improved efficiency and claims lifecycle including turn-around-time, while reducing manual steps required to classify, assign, assess and book claims.

Supported the development of new digital services offerings to advance select customer centric initiatives, such as onboarding brokers onto our new small global cyber digital platform.

Increased business close ratios in targeted businesses with improved technology products and capabilities with a number of business lines improving efficiency with automated decision making.

Implemented management tools for the January 1, 2022 reinsurance renewal that underwriters can leverage and optimize based on forward-looking portfolio goals.

Improved employee engagement scores in both Q2 and Q4 with increased scores on core questions vs. 2020. Scores were above target and external benchmarks with favorable results in culture/employee experience.

Focused on talent and development initiatives, creating new strategy plans to proactively guide talent acquisition and completing an analysis of high performers and emerging talent with a focus on our underwriters in our key lines of business.

Introduced more enhanced benefits such as backup childcare, wellbeing programs, flexible work guidelines/charters, and Employee Resource Groups (ERGs) that are employee-led action groups comprised of individuals and allies with common interests, backgrounds, or demographic factors.

Strengthened our diverse representation among the employee population with 2021 diversity rates at or above 2020 rates. AXIS was included in Bloomberg Gender-Equality Index (GEI) for second straight year.

Advanced our ESG efforts, including recent environment and fossil fuel policy actions. Our citizenship initiatives earned us recognition in The Insurer’s inaugural Lloyd’s ESG survey and JUST Capital’s 2022 Rankings of America’s Most JUST Companies.

COMPENSATION DISCUSSION AND ANALYSIS	41

Other NEOs Non-Financial Performance Achievements

Each of our NEOs and their respective functions were aligned to our overall strategic business goals. The Committee evaluated each of the NEO’s contributions against our strategic business goals as well as each NEO’s individual performance. As a result, a non-financial payout factor was determined for each executive. On average, the NEOs’ non-financial score was 126% which reflects their continued advancement of our strategic initiatives that contributed to a year of improved financial performance.

Peter J. Vogt	Steve K. Arora	David S. Phillips	Peter W. Wilson

Assumed responsibility for ceded Reinsurance purchasing. Implemented enhanced Business Council management information reporting with metrics tied to each underwriting portfolio including a new underwriting planning framework.

Delivered organizational Brexit preparedness and the shutting of Syndicate 2007. Created new group reserving platform, improved ceded re operations, reduced quarterly close timeline with concurrent 10-Q and press release, and revamped asset optimization model.

Complied with increased scrutiny and additional reporting requirements from Regulators and the satisfactory completion of the 5-year regulatory exam of US carriers. Improved investor engagement and enhanced investor communication, significant involvement with global minimum tax proposals.

Served as the Exec. Sponsor for Ethnically Diverse Group of Employees and enhanced DE&I metrics across CFO Group. Facilitated multiple mobility opportunities across functions and improved engagement scores. Led the risk group efforts to create new frameworks on Climate Change and Emerging Risk.

Assumed responsibility for Third Party Capital / ILS bringing on strong talent, while aligning the function more closely with reinsurance execution, and increasing overall cessions.

Repositioned portfolio to align with “One AXIS” portfolio objectives, significantly reducing volatility associated from Catastrophe events, and improving both expected return on capital and actual Ex-Cat AY CR.

Strong execution of initiatives, improving both client satisfaction and team engagement, notwithstanding meaningful change in Group risk appetite.

Improved operations through development of real time portfolio management metrics, revamping of underwriting guidelines, Reinsurance desktop and data enhancements.

Identified and implemented several programs to improve the capital efficiency of the investment portfolio.

Advanced ESG objectives by adopting ESG scores into investment manager evaluations, tightened environmental restrictions, and led $20 million investment in a renewable energy fund.

Implemented process improvements for investment risk reports, and eliminating dual entry of performance data by risk assets and investment risk teams.

Provided valuable input on underwriting decisions with financial / economic exposures and assisted on cross-functional business opportunities pursued by others in the Company.

Robust GPW growth that was ahead of plan, with below plan property exposures. Strongest production seen in “growth lines” and new business products.

Achieved progress on Cyber Operational Transformation programs to build a more efficient, digitally enabled business. Initiated post-cyber-attack resiliency program with brokers.

Made significant progress in talent roadmaps with excellent retention of key leaders. Filled critical roles through promotions and strong new hires with advances made in diversity representation.

Improved production efficiency metrics. Excluding cyber, North American Quote Ratio up 3 points and Bind to Quote up 2 points year-over-year.

42	COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentive Performance Results and Payouts

Albert A. Benchimol
2021 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)

Company Financial	75%	1,443,750	112%	84.0%	1,617,000

Consolidated Underwriting Year Performance	15%	288,750	145%	21.8%	418,688

Individual Non-Financial	10%	192,500	125%	12.5%	240,625

TARGET BONUS	100%	1,925,000	TOTAL ACTUAL	118.3%	2,276,313

Peter J. Vogt
2021 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)

Company Financial	70%	590,625	112%	78.4%	661,500

Individual Non-Financial	30%	253,125	133.7%	40.1%	338,500

TARGET BONUS	100%	843,750	TOTAL ACTUAL	118.5%	1,000,000

Steve K. Arora
2021 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)

Company Financial	55%	677,064	112%	61.6%	758,312

Reinsurance Unit Financial	15%	184,654	0%	0.0%	0

Reinsurance Unit Underwriting Performance	15%	184,654	200%	30.0%	369,308

Individual Non-Financial	15%	184,654	120.4%	18.1%	222,381

TARGET BONUS	100%	1,231,026	TOTAL ACTUAL	109.7%	1,350,000

David S. Phillips
2021 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)

Company Financial	55%	429,688	112%	61.6%	481,250

Investment Unit Financial	30%	234,375	155%	46.5%	363,281

Individual Non-Financial	15%	117,188	132.7%	19.9%	155,469

TARGET BONUS	100%	781,250	TOTAL ACTUAL	128.0%	1,000,000

Peter W. Wilson
2021 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)

Company Financial	55%	618,750	112%	61.6%	693,000

Insurance Unit Financial	15%	168,750	112%	16.8%	189,000

Insurance Underwriting Performance	15%	168,750	200%	30.0%	337,500

Individual Non-Financial	15%	168,750	115.9%	17.4%	195,500

TARGET BONUS	100%	1,125,000	TOTAL ACTUAL	125.8%	1,415,000

COMPENSATION DISCUSSION AND ANALYSIS	43

Long-Term Incentive Awards

We provide long-term incentive compensation to our NEOs through equity awards under our 2017 Long-Term Equity Compensation Plan, which was originally approved by our shareholders at our 2017 Annual General Meeting and amended following the approval of our shareholders at our 2021 Annual General Meeting (as amended, the “2017 LTEP”). Equity awards directly link the compensation of our NEOs to the interests of our shareholders as the amount the executive will ultimately receive under these awards is determined by our stock price. In addition, the vesting requirement for our equity awards is a valuable retention tool in our competitive industry.

Under the Executive Long-Term Equity Compensation Program in place in 2021, two types of equity awards were granted to our NEOs: (a) time-vesting RSU awards; and (b) performance-vesting PSU awards. These equity awards are summarized in the table below:

CEO: 40% RSUs All Other NEOs: 50% RSUs	CEO: 60% PSUs All Other NEOs: 50% PSUs
• Vests 25% per year over four years

•  Vests in a single installment on the third anniversary of the vesting commencement date

•  The number of PSUs that ultimately vest is based on three-year relative TSR

•  Peer group is established at time of grant with performance measured after three years

2021 Equity Awards Reflected in the Summary Compensation Table (Relating to 2020 Performance)

In 2021, for the second consecutive year the Committee reduced the value of the CEO’s equity awards by $1.75 million from his target award to ensure strong alignment between his pay and performance. For all other NEOs, they received equity awards equal to their target values.

RSUs vest over four years conditioned on continued employment. For PSUs, performance is measured over a three-year period with the number of PSUs that ultimately vest ranging from 0% to 200% of target. Equity-based incentives granted in 2021 for the 2020 performance year as shown in the table below are reflected in the “Summary Compensation Table.”

RSUs & PSUs Awarded in 2021 (Relating to 2020 Performance)
Name	RSUs (%)	RSUs ($)	PSUs (%)	PSUs ($)	Total ($) (1,2)
Albert A. Benchimol	40%	1,999,964	60%	3,078,437	5,078,401
Peter J. Vogt	50%	499,979	50%	513,056	1,013,035
Steve K. Arora	50%	699,980	50%	718,289	1,418,270
David S. Phillips	50%	399,955	50%	410,416	810,372
Peter W. Wilson	50%	499,979	50%	513,056	1,013,035

(1)

Reflects the amounts of the NEOs’ annual equity awards granted on January 26, 2021, which includes the aggregate grant date fair value of PSUs ($49.04) determined by using the Monte Carlo simulation and assumes target performance. Plus, RSUs granted to our NEOs with an aggregate grant date fair value equal to the closing price of our common stock on January 26, 2021 ($47.79).

(2)

The amounts shown exclude the RSUs granted in connection with the equity deferral of the 2020 annual incentive included in this year’s “Summary Compensation Table” and “Grants of Plan-Based Awards Table,” that were made for 2020 performance and occurred in early 2021.

Long-Term Incentive Performance Goals for PSU Awards Granted in 2021 (Relating to 2020) Performance

The Committee regularly evaluates its executive compensation programs. Following shareholder feedback, the Company re-introduced a 0% payout for below-threshold performance, and increased the maximum payout for top performance for all PSU awards starting with grants made in early 2021.

44	COMPENSATION DISCUSSION AND ANALYSIS

The number of PSUs earned is determined based on relative TSR over a three-year performance period as compared to our performance peers (as set forth below under “2021 Performance Peer Group”) which are established at the time of grant. PSUs granted in 2021 have a performance period of January 1, 2021 through December 31, 2023. For the 2021 grants (made for 2020 performance), below are the maximum, target and threshold performance levels.

2021 Performance Scale for Determining Number of Earned PSUs
	Relative TSR Percentile	Vesting
Maximum	≥ 85th	200%
Target	55th	100%
Threshold	25th	25%
Minimum	< 25th	0%

Vesting of 2019 PSU Awards

The PSU awards granted in early 2019 vested in March 2022, based on the Company’s growth in TSR relative to its peer group. The performance period for the PSUs granted in 2019 was January 1, 2019 through December 31, 2021. As of December 31, 2021, the three-year TSR ranked at the 29th percentile of the peer group that was determined at the time of grant. This resulted in a payout factor of 79%. The below table describes the number of shares actually earned by the NEOs based on this performance.

PSUs Awarded in 2019 Performance Period (January 2019 – December 2021)
Name	Number of Target PSUs Granted	Number of PSUs Earned Based on Performance
Albert A. Benchimol	61,700	48,743
Peter J. Vogt	8,683	6,859
Steve K. Arora	12,797	10,109
David S. Phillips	6,581	5,198
Peter W. Wilson	9,140	7,220

2019 Performance Scale Used to Determine Number of Earned PSUs
	Relative TSR Percentile	Vesting
Maximum	≥ 75th	125%
Target	50th	100%
Actual	29th	79%
Minimum	≤ 25th	75%

For the 2019 and 2020 PSUs, the Committee decreased the maximum and increased the threshold payout for the PSU awards to reduce the impact of one-time catastrophes on the incentive program and reduce the resulting volatility in our compensation program.

As discussed above and consistent with shareholder feedback, the PSUs granted in early 2020 (that will vest in 2022) will be the last year of awards granted with a minimum payout of 75%.

2022 Equity Awards (Relating to 2021 Performance Year)

The Committee believes that awarding a mix of both RSUs and PSUs creates a balanced long-term incentive program. The RSUs provide the Company with a strong retention tool for its executives while also incentivizing our executive team to drive an overall increase in TSR over a three-year period. Given the Company’s strong performance in 2021, the Committee did not exercise any negative discretion on awards granted in early 2022.

COMPENSATION DISCUSSION AND ANALYSIS	45

The Committee approved the following equity awards in January 2022, which will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” in next year’s proxy statement.

2022 Equity Awards (Relating to 2021 Performance)
Name	RSUs (%)	RSUs ($)	PSUs (%)	PSUs ($)	Total ($)
Albert A. Benchimol	40%	2,700,000	60%	4,050,000	6,750,000
Peter J. Vogt	50%	600,000	50%	600,000	1,200,000
Steve K. Arora	50%	700,000	50%	700,000	1,400,000
David S. Phillips	50%	500,000	50%	500,000	1,000,000
Peter W. Wilson	50%	500,000	50%	500,000	1,000,000

2022 Performance Scale for Determining Number of Earned PSUs
	Relative TSR Percentile	Vesting
Maximum	≥ 85th	200%
Target	55th	100%
Threshold	25th	25%
Minimum	< 25th	0%

HUMAN CAPITAL AND COMPENSATION COMMITTEE PROCESS

Under our Human Capital and Compensation Committee’s charter, the Committee:

•

evaluates the CEO’s performance relative to corporate goals and objectives established by the Committee and sets the CEO’s annual compensation after consulting with the independent directors of the Board;

•	reviews and approves annual compensation, as well as any initial offers of employment for executive committee members;

•	reviews and approves compensation programs and policies affecting our executives as well as our other employees;

•	reviews, approves and recommends to the Board on the form and amount of director compensation;

•	reviews and approves all equity awards to our executive committee members and establishes the pool for all other equity award recipients;

•	reviews and approves the design of our incentive and equity compensation plans and any changes or amendments to those plans;

•	considers the outcome of the shareholder advisory vote on executive compensation annually in connection with its determination of our NEOs’ compensation and the related programs;

•	reviews the Company’s strategies, policies, practices and reporting relating to human capital management (as delegated by the Corporate Governance, Nominating and Social Responsibility Committee); and

•	reviews and advises on executive development and succession plans.

46	COMPENSATION DISCUSSION AND ANALYSIS

The Committee receives and considers recommendations and information from management and our independent consultant regarding executive compensation and director compensation. The Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but has not done so to date. The Committee’s annual process for reviewing and determining executive compensation is summarized below:

The Committee conducts the other key activities set forth in its charter throughout the year, as illustrated below:

RISK MANAGEMENT AND COMPENSATION

In line with the Company’s requirements for managing compensation risk, the Human Capital and Compensation Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. The Human Capital and Compensation Committee believes that AXIS’ executive compensation program does not encourage inappropriate risk-taking. Specifically, in 2021, the Company’s annual incentive and long-term incentive plans were tied to our OROACE and relative TSR performance, respectively, aligning our shareholders’ short- and long-term interests with the decision-making for our employees and NEOs.

Additionally,

•	the Committee retains downward discretion in overseeing our compensation programs, such that meaningful reductions in compensation are possible if our financial results do not meet our expectations;

•	the Committee also retains downward discretion if our risk management policies or tolerances have been breached;

•	our executive compensation Clawback Policy ensures that our executives are not inappropriately rewarded in the event that we are required to restate our financial results;

•	our stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders;

•	the Chair of our Human Capital and Compensation Committee meets annually with our Risk Committee to review the Company’s compensation policies;

•	the Chair of our Risk Committee is also a member of our Human Capital and Compensation Committee; and

•	our Human Capital and Compensation Committee retains an independent consultant, apart from any consultant retained by management, as discussed in detail below.

COMPENSATION DISCUSSION AND ANALYSIS	47

HUMAN CAPITAL AND COMPENSATION COMMITTEE CONSULTANT

Our Human Capital and Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Human Capital and Compensation Committee and evaluate executive compensation, including the sole authority to approve the fees and any other retention terms for such consultant or advisor. Korn Ferry served as the Committee’s independent compensation consultant in 2021.

The independent compensation consultant assisted in establishing the Company’s compensation policies and programs. During 2021, the independent compensation consultant:

•

reviewed and advised the Human Capital and Compensation Committee on matters concerning compensation of the CEO and our other executive officers – in 2021, this included guidance on our continued response to COVID-19 and resulting compensation actions taken by peers as well as the broader marketplace;

•	reported on all aspects of short and long-term compensation program design, including incentive mix, measures and plan leverage;

•	reported on emerging trends and developments in executive compensation and corporate governance;

•	prepared quarterly formal presentations for the Human Capital and Compensation Committee regarding executive compensation;

•	prepared and advised on peer groups;

•	prepared and reviewed compensation benchmarking analysis for each of the Company’s executive committee members; and

•	reviewed and advised on director compensation.

Each year, our compensation consultant is required to submit a letter describing any conflicts of interest and other factors relating to its independence. The Committee has determined that Korn Ferry is independent and its work during 2021 did not raise any conflict of interest.

From time to time, management also engages its own external compensation consultant to advise on the Company’s compensation programs generally, prepare reports that compare our compensation programs to those of peer companies and help ensure the competitiveness and appropriateness of our compensation programs.

PEER BENCHMARKING

AXIS gives careful consideration to each element of total compensation. We also evaluate our competitive position with respect to our NEOs on a total direct compensation basis, which consists of base salary and short and long-term incentives. We consider market pay practices when setting executive compensation, as the Human Capital and Compensation Committee uses benchmarking from our compensation peer group and other industry-specific compensation surveys as inputs into decision-making with respect to executive pay levels. Due to the inclusion of relevant size, business model, and capitalization criteria to determine our peers, our Committee uses our compensation peer group as the primary source of competitive market data, which is supplemented by industry-leading surveys. We believe this process provides a more robust and accurate representation of the marketplace for talent in which we compete.

48	COMPENSATION DISCUSSION AND ANALYSIS

Annually, the Committee reviews the Company’s peer groups based on advice from its compensation consultant. The compensation peer group is used for benchmarking compensation levels and other key features of our executive compensation programs. The Committee has established a separate performance peer group to assess relative performance to determine vesting for performance-contingent equity awards. The performance peer group augments the compensation peer group with additional global (re)insurers. Importantly, the Committee believed a larger peer group was necessary to compare performance given that the compensation group is fairly small and the industry consolidation of recent years is expected to continue.

2021 Compensation Benchmarking Peer Group
• Alleghany Corporation • Arch Capital Group Ltd. • Argo Group International Holdings, Ltd. • Everest Re Group, Ltd. • Markel Corporation • Renaissance Re Holdings Ltd. • W.R. Berkley Corporation

Purpose

•  Provides appropriately sized peers when evaluating our executive compensation levels

•  Avoids potential pay inflation that could occur if larger performance peers were included when determining pay targets

Selection Criteria

•  Size-appropriate global (re)insurance companies

•  Underwrite similar lines of business with similar geographic breadth

•  Representative of the competitive marketplace for talent

•  Strong capitalization as indicated by A.M. Best rating

In addition to the compensation peers listed above, the Committee also uses market data sourced from the following surveys:

•	Mercer US Property and Casualty Insurance Survey

•	Willis Towers Watson Financial Services Executive Compensation Survey

•	Equilar Top 25 Executive Compensation Survey

2021 Performance Peer Group

•  Alleghany Corporation

•  American Financial Group, Inc.

•  American International Group, Inc.

•  Arch Capital Group

•  Argo Group International Holdings, Ltd.

•  Chubb Limited

•  Cincinnati Financial Corporation

•  CNA Financial Corporation

•  Everest Re Group, Ltd.

•  Fairfax Holdings Limited

•  Hannover Ruck SE

•  The Hanover Insurance Group, Inc.

•  The Hartford Financial Services Group, Inc.

•  James River Group Holdings Ltd.

•  Kinsale Capital Group

•  Lancashire Holdings Limited

•  Markel Corporation

•  Munich RE

•  Old Republic International Corporation

•  ProAssurance Corporation

•  QBE

•  RenaissanceRe Holdings Ltd.

•  RLI Corp

•  SCOR SE

•  Selective Insurance Group

•  Swiss Re LTD

•  The Traveler’s Companies, Inc.

•  United Fire Group, Inc.

•  W.R. Berkley Corp

•  Zurich Re

Purpose

•  Provides a statistically-robust sample of relevant companies for PSU performance

•  Incorporates international peers, representing the Company’s expanded global footprint

•  Avoids potential relative payout anomalies that could occur with a smaller sample size

Selection Criteria

•  Global (re)insurance companies with similar geographic breadth

•  Relevant public P&C insurers and reinsurers

•  Relevant international company with similar P&C underwriting operations

•  Representative of the marketplace for investment capital

COMPENSATION DISCUSSION AND ANALYSIS	49

OTHER COMPENSATION TOPICS

Perquisites and Other Personal Benefits

Because our business is global and we are headquartered in Bermuda, our NEOs may be required to relocate or travel for business in order to work for us. To reduce the likelihood that this factor will discourage talented executive officers from joining AXIS, in some cases, we provide reimbursement for certain expenses associated with working in our various locations to ensure we maintain our global presence. Therefore, we align our perquisites practices with our Bermudian peers and other local practices, where appropriate, in order to remain competitive and encourage global mobility. From time to time, the Committee will review the appropriateness and competitiveness of our perquisites relative to those generally offered in Bermuda to senior executives.

We also provide other perquisites and benefits, as well as the general health plan and employee benefits provided to all employees, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our NEOs with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS. Refer to “All Other Compensation for 2021 – Supplemental Table” for additional detail.

Severance Benefits

Although we do not maintain a general severance plan for our NEOs, each of our NEOs has rights under their employment agreements upon termination of their employment. The terms and conditions of the separation benefits and payments are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our NEOs’ job security, and it is to the benefit of AXIS and its shareholders to encourage the NEOs to seek out beneficial business transactions and to remain with us through the closing of the transactions, even though their futures may be uncertain as a result. As such, we structured the change in control provisions in each of the employment agreements for our NEOs with a “double trigger,” which requires termination of the executive without cause or termination by the executive for good reason in connection with a change in control. Because the consummation of a transaction alone would not trigger this benefit, this structure essentially places the decision of whether or not to trigger change in control benefits largely in the hands of the acquiring company.

We provide our NEOs with benefits and severance payments if we terminate them without cause and if they terminate their employment for good reason. These benefits add a level of security to each NEO’s position. We believe these benefits are needed to attract and retain talented executives in our industry. These provisions encourage individuals to move from other firms and help attract individuals new to our industry, which is generally more volatile. In addition, we face significant competition within our industry for experienced leaders, and we believe these benefits are needed to remain competitive as an employer as it is a common feature in many of our competitors’ compensation programs. Furthermore, we provide these benefits in part so that we can obtain valuable agreements from the NEOs to assign to us certain intellectual property rights and maintain the confidentiality of our information, and not to compete with us or solicit our employees or customers for a certain period of time after leaving. Moreover, providing termination payments allows us to obtain a release of claims from the NEO upon the NEO’s departure from AXIS, which we consider a valuable benefit to us.

Restriction on Trading by Directors and Officers/Anti-Hedging and Pledging

The Company’s policy on insider trading generally permits directors and executive officers (including our NEOs) to engage in transactions involving the Company’s common stock and other securities only (a) during a Company-prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material non-public information. Our policy prohibits our directors, executives officers and employees from transacting certain forms of hedging or monetization transactions (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities held by them. Additionally, the pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations is also prohibited.

50	COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policy

The Company has adopted a Clawback Policy relating to the recovery of executive compensation. Under the terms of the Company’s Clawback Policy, as currently in effect, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under applicable securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement and will, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts which would have been awarded or paid based on the restated results. The Clawback Policy is based on regulations issued by the SEC to fulfill aspects of the Dodd-Frank Act. The Clawback Policy supplements the clawback provisions required under the Sarbanes-Oxley Act of 2002, which remain in effect. In addition, the 2017 Long-Term Equity Compensation Plan and Annual Incentive Plan provide that the Company has a right to recoup compensation in accordance with the Clawback Policy and applicable law.

Stock Ownership Guidelines for Directors and Executive Officers

We believe it is important to align the financial interests of our directors, NEOs and other designated senior executives with those of our shareholders. Accordingly, we have robust stock ownership guidelines designed to ensure that the minimum required amounts, set forth below, sufficiently align their long-term interests with those of AXIS.

Name of Position	Stock Ownership Requirements (1)
CEO	10x Annual Base Salary
Chair (2)	5x Total Earned Compensation
Other NEOs	3x Annual Base Salary
Directors	$500,000

(1)	Directors, NEOs and designated senior executives have five years to comply with the minimum required amount.

(2)	Total Earned Compensation as reflected in the Director Compensation table later in this proxy statement.

All of our directors, NEOs and other senior executives are required to maintain compliance with their required minimum stock ownership amounts. The Human Capital and Compensation Committee reviews and confirms compliance annually.

U.S. Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain executive officers, although for tax years prior to 2018, performance-based compensation arrangements could qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Section 162(m) was amended by the U.S. Tax Cuts and Jobs Act to eliminate the exception for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). For AXIS, Section 162(m) has had limited effect because our Company is headquartered in Bermuda and U.S. tax law affects only a portion of our income. Therefore, although we are aware of and have considered the impact of this rule when developing and implementing our executive compensation program, deductibility of compensation under Section 162(m) has not been a driving factor in its operation. We do not expect the changes to Section 162(m) to change our executive compensation practices prospectively.

Opportunity for Shareholder Feedback

We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing.

Shareholders and other interested parties may send communications to our Board by sending written notice to our Corporate Secretary at our headquarters at 92 Pitts Bay Road, Pembroke, Bermuda HM 08. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Chair of the Board or to a particular Board committee or other director. Our Corporate Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if the Secretary so determines, will forward the communication to our Chair of the Board, to the non-management directors or to the appropriate committee chair or director. At each meeting of our Board, our Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

COMPENSATION DISCUSSION AND ANALYSIS	51

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT

The Human Capital and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Human Capital and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

HUMAN CAPITAL AND COMPENSATION COMMITTEE Henry B. Smith, Chair W. Marston Becker Elanor R. Hardwick Michael Millegan Thomas C. Ramey Lizabeth H. Zlatkus

52	HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth compensation provided to: (i) each individual who served as a Chief Executive Officer of AXIS in 2021; (ii) each individual who served as a Chief Financial Officer of AXIS in 2021; and (iii) the other three most highly compensated executive officers serving at the end of the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Albert A. Benchimol CEO, President and Director	2021	1,100,000		5,193,861	2,276,313	741,040	9,311,215
	2020	1,100,000	77,000	4,999,976	385,000	703,638	7,265,614
	2019	1,100,000		6,749,980	700,700	894,145	9,444,825

Peter J. Vogt Chief Financial Officer	2021	675,000		1,104,075	1,000,000	78,649	2,857,724
	2020	600,000	33,120	849,974	331,200	67,875	1,882,169
	2019	600,000		949,920	518,880	74,210	2,143,010

Steve K. Arora CEO, AXIS Reinsurance	2021	925,435		1,528,855	1,350,000	521,962	4,326,252
	2020	900,000	57,713	1,189,914	384,750	533,181	3,065,557
	2019	900,000		1,399,992	348,750	520,040	3,168,782

David S. Phillips Chief Investment Officer	2021	625,000		917,564	1,000,000	61,250	2,603,814
	2020	600,000	26,100	679,880	402,750	60,000	1,768,730
	2019	600,000		719,962	590,625	66,210	1,976,797

Peter W. Wilson CEO, AXIS Insurance	2021	900,000		1,110,049	1,415,000	90,000	3,515,049
	2020	900,000	50,625	849,974	337,500	90,000	2,228,099
	2019	900,000		999,916	543,938	90,000	2,533,854

Compensation reported in this Summary Compensation table and its accompanying notes is in U.S. dollars and rounded to the nearest dollar. Starting in May 2021, Mr. Arora was localized to Switzerland and entered into a Swiss governed employment agreement. Accordingly, compensation other than stock awards is denominated and paid in Swiss Francs, and the amounts shown above for Mr. Arora subsequent to May 2021 are in U.S. dollars at an exchange rate of 1.09721 USD per CHF, consistent with the exchange rate in effect at the balance sheet date of December 31, 2021 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(1)

Reflects cash portion of the COVID-19 adjustment paid in 2020. The remaining 20% of the adjustment that was paid in the form of RSUs is included in the Stock Awards column of the Summary Compensation Table as compensation paid in 2021 as the RSUs were granted in early 2021 with a grant date fair value of: Mr. Benchimol – $19,212; Mr. Vogt – $8,268; Mr. Arora – $14,385; Mr. Phillips – $6,499; and Mr. Wilson – $12,617.

(2)

Represents the aggregate grant date fair value of the RSU and PSU awards granted in fiscal year 2021, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 16 – “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The final value of the PSUs granted in fiscal 2021 will be determined subject to achievement under the relative total shareholder return measure. As the PSUs are only subject to market conditions and a service period requirement as defined under Topic 718, they have no maximum grant date fair values that differ from the fair values presented in the table. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the 2021 PSU awards would be: Mr. Benchimol – $6,156,874; Mr. Vogt – $1,026,113; Mr. Arora – $1,436,578; Mr. Phillips – $820,832; and Mr. Wilson – $1,026,113. This would result in total maximum award levels, inclusive of the RSUs, that would be: Mr. Benchimol – $8,272,298; Mr. Vogt – $1,617,132; Mr. Arora – $2,247,144; Mr. Phillips – $1,327,980; and Mr. Wilson – $1,623,106.

(3)

Reflects the annual incentive award pursuant to our Annual Incentive Plan as discussed under “Elements of Executive Compensation – Annual Incentive Awards”. For 2020, reflects the cash portion of the annual incentive award paid in 2021, with the remaining 20% paid in the form of RSUs disclosed in the Stock Awards column of the Summary Compensation Table as compensation paid in 2021 as the RSUs were granted in early 2021 with a grant date fair value of: Mr. Benchimol – $96,249; Mr. Vogt – $82,772; Mr. Arora – $96,201; Mr. Phillips – $100,694; and Mr. Wilson – $84,397.

(4)	See “All Other Compensation for 2021 – Supplemental Table” below for details regarding these amounts.

EXECUTIVE COMPENSATION	53

ALL OTHER COMPENSATION FOR 2021 – SUPPLEMENTAL TABLE

The following table describes the incremental cost of other benefits provided in 2021 that are included in the “All Other Compensation” column.

	Personal Use of Aircraft ($) (1)	Housing Allowance ($)	Retirement Contributions ($) (2)	Other Compensation ($) (3)	All Other Compensation ($)

Albert A. Benchimol	109,058	300,000	29,000	302,982	741,040

Peter J. Vogt			29,000	49,649	78,649

Steve K. Arora (4)		300,000	91,756	130,206	521,962

David S. Phillips			61,250		61,250

Peter W. Wilson			90,000		90,000

(1)

Amounts represent the incremental cost to the Company for personal use of the aircraft that we lease. We calculate our incremental cost for personal use of the corporate aircraft based on variable operating costs including hourly operating fees, fuel costs, landing fees and other miscellaneous variable costs. On certain occasions, a family member or guest may accompany the executive on a flight.

(2)

Amounts for Messrs. Benchimol and Vogt represent a Company contribution under our AXIS 401(k) Plan. The amounts for Messrs. Phillips and Wilson represent Company contributions under our AXIS 401(k) Plan and the U.S. Supplemental Plan. The amount for Mr. Arora represents Company contributions under our AXIS 401(k) Plan and the U.S. Supplemental Plan for five months of the year and then seven months of contributions under our Swiss AXA Winterthur Retirement Plan.

(3)

Other Compensation includes: (i) a cash payment in lieu of a Company contribution to the U.S. Supplemental Plan for Messrs. Benchimol ($101,875) and Vogt ($39,375), as these executives are not eligible participants under Section 457A of the Internal Revenue code; (ii) for Mr. Benchimol, the value of the tax gross-up related to housing allowance ($176,190); cost of spousal airfare; the cost of tax preparation services; and the cost of premiums for life insurance for Mr. Benchimol; (iii) for Mr. Arora, the cost of an executive physical and tuition costs including the value of related tax gross-up ($20,094). In addition, the Company has a tax equalization program for certain employees, including our NEOs, who are subject to tax in Bermuda and potentially other jurisdictions as a result of their work for the Company, the purpose of which is to provide them with after-tax income equal to the income they would have realized had their income been subject only to U.S. federal income tax.

(4)

On May 21, 2021, Mr. Arora entered into an employment agreement that resulted in his localization to Switzerland. The expatriate benefits he had received under his prior employment agreement, which included a housing allowance and children’s tuition reimbursement, ceased as of December 31, 2021.

54	EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS IN 2021

The following table provides information on plan-based annual incentive payments and restricted stock awards granted in 2021 to each of our NEOs.

Name	Award Type	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (6)			All Other Stock Awards: Number of Shares of Stock or Units (#) (10)	Grant Date Fair Value of Stock Awards ($) (11)
			Threshold ($) (3)	Target ($) (4)	Maximum ($) (5)	Threshold # (7)	Target # (8)	Maximum # (9)
Albert A. Benchimol	PSU Award	1/26/2021	-	-	-	-	62,774	125,548	-	3,078,437
	RSU	1/26/2021	-	-	-	-	-	-	41,849	1,999,964
	RSU(12)	1/26/2021	-	-	-	-	-	-	2,416	115,461
	Annual Incentive Award	N/A	-	1,925,000	3,850,000	-	-	-	-	-
Peter J. Vogt	PSU Award	1/26/2021	-	-	-	-	10,462	20,924	-	513,056
	RSU	1/26/2021	-	-	-	-	-	-	10,462	499,979
	RSU(12)	1/26/2021	-	-	-	-	-	-	1,905	91,040
	Annual Incentive Award	N/A	-	843,750	1,687,500	-	-	-	-	-
Steve K. Arora	PSU Award	1/26/2021	-	-	-	-	14,647	29,294	-	718,289
	RSU	1/26/2021	-	-	-	-	-	-	14,647	699,980
	RSU(12)	1/26/2021	-	-	-	-	-	-	2,314	110,586
	Annual Incentive Award	N/A	-	1,125,000	2,250,000	-	-	-	-	-
David S. Phillips	PSU Award	1/26/2021	-	-	-	-	8,369	16,738	-	410,416
	RSU	1/26/2021	-	-	-	-	-	-	8,369	399,955
	RSU(12)	1/26/2021	-	-	-	-	-	-	2,243	107,193
	Annual Incentive Award	N/A	-	781,250	1,562,500	-	-	-	-	-

Peter W. Wilson	PSU Award	1/26/2021	-	-	-	-	10,462	20,924	-	513,056
	RSU	1/26/2021	-	-	-	-	-	-	10,462	499,979
	RSU(12)	1/26/2021	-	-	-	-	-	-	2,030	97,014
	Annual Incentive Award	N/A	-	1,125,000	2,250,000	-	-	-	-	-

(1)

Represents the date the awards were granted under our 2017 LTEP, the terms of which are summarized in the narrative below under “Executive Compensation - Long-Term Equity Compensation Plans.” Grant date is not applicable to annual incentive awards.

(2)

Represents the bonus opportunity for each of our NEOs in 2021 pursuant to our Annual Incentive Plan. Actual amounts paid are reflected in the “Non-Equity Incentive Plan Awards” of the Summary Compensation Table above.

(3)	Amounts represent the minimum incentive bonus opportunity pursuant to our Annual Incentive Plan.

(4)	Amounts represent the annual target incentive bonus opportunity pursuant to each NEO’s employment agreement.

(5)	Amounts represent the maximum incentive bonus opportunity pursuant to our Annual Incentive Plan.

(6)	Reflects PSUs which vest in one installment on the third anniversary of the vesting commencement date, subject to the satisfaction of certain Company performance conditions.

(7)	Amounts represent the minimum number of PSUs awarded subject to performance vesting conditions.

(8)	Amounts represent the target number of PSUs awarded subject to performance vesting conditions.

(9)	Amounts represent the maximum number of PSUs awarded subject to performance vesting conditions.

(10)	Amounts represent the number of RSUs awarded. The RSUs vest in four equal annual installments beginning on the first anniversary of the vesting commencement date.

EXECUTIVE COMPENSATION	55

(11)

Amounts represent the grant date fair value of the equity awards calculated in accordance with Topic 718 using the assumptions discussed in Note 16 - “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Reflects the fair value on the date of grant, of the performance units awarded, which values were calculated using a fair value of $49.04 per share determined by using the Monte Carlo simulation. The actual value may be more or less depending on the Company’s relative TSR performance during the applicable three-year performance period.

(12)

Reflects the number of RSUs granted in respect of the 20% of the 2020 annual incentive award paid in the form of RSUs that were granted in early 2021. The RSUs vest in three equal installments beginning on the first anniversary of the vesting commencement date.

EMPLOYMENT AND OTHER AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Albert A. Benchimol	Under the terms of an employment agreement between Mr. Benchimol and the Company dated May 3, 2012, as amended, Mr. Benchimol serves as our President and Chief Executive Officer for a term of service to December 31, 2023 and is entitled to: (i) an annual base salary of no less than $1,100,000; (ii) participation in our annual incentive plan at an annual bonus target of 175% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan; (iv) a monthly housing allowance of $25,000 for a residence in Bermuda; (v) up to 30 hours of personal use of the Company aircraft each calendar year; (vi) participation in any employment benefit plans made available to our executives; and (vii) any fringe benefits provided to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Benchimol’s employment agreement provides for certain benefits upon termination of his employment for various reasons and upon renewal of his employment agreement if on terms less favorable than his existing agreement, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Benchimol desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 24 months from the date of any termination under the employment agreement.

Peter J. Vogt	Mr. Vogt serves as our Chief Financial Officer under the terms of an employment agreement dated December 11, 2017, as amended on October 2, 2020 and as further amended on June 17, 2021, for a term of service to December 31, 2023 and is entitled to: (i) an annual base salary of no less than $675,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target award valued at $1,200,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Additionally, Mr. Vogt’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

The employment agreement also requires a 12-month notice period in the event Mr. Vogt voluntarily terminates his employment with the Company and non-competition and non-solicitation provisions which apply for a period of 12 months from the date of any termination under the employment agreement.

56	EXECUTIVE COMPENSATION

Steve K. Arora	Mr. Arora serves as the Chief Executive Officer of AXIS Reinsurance under an employment agreement dated May 21, 2021, for a term of service to January 1, 2024 and is entitled to: (i) an annual base salary of no less than CHF 860,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in any employment benefit plans generally made available to our executives; and (vi) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Arora’s employment agreement also provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

The employment agreement also includes a six month notice requirement in the event Mr. Arora voluntarily terminates his employment with the Company, a non-competition provision for a period of six months from the date of Mr. Arora’s termination for any reason and a non-solicitation provision for a period of 12 months from the date of any termination under the employment agreement.

Additionally, in consideration of Mr. Arora’s international posting in Zurich, Switzerland, he was entitled to the following benefits pursuant to a letter agreement dated May 21, 2021: (i) a 2021 housing and utilities’ allowance in the amount of CHF 287,000; (ii) reimbursement of up to CHF 143,000 in 2021 for his children’s’ schooling; and (iii) reimbursement for tax preparation services obtained for the 2020 and 2021 tax years.

David S. Phillips	Mr. Phillips serves as the Company’s Chief Investment Officer under an employment agreement dated March 21, 2014, as amended on June 17, 2021, for a term of service that automatically renews annually in December unless either Mr. Phillips or the Company provides six months’ prior written notice of non-renewal to the other party, or unless Mr. Phillips is otherwise terminated under the employment agreement. Under the employment agreement, Mr. Phillips is entitled to: (i) an annual base salary of no less than $625,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target award valued at $1,000,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Phillips’ employment agreement provides for certain benefits upon termination of his employment for various reasons and upon non-renewal of his employment agreement, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also includes a six month notice requirement in the event Mr. Phillips voluntarily terminates his employment with the Company, a non-competition provision for a period of three months from the date of Mr. Phillips’ voluntary resignation and a non-solicitation provision for a period of six months from the date of termination of his employment for any reason.

EXECUTIVE COMPENSATION	57

Peter W. Wilson	The Company and Mr. Wilson entered into an employment agreement dated June 23, 2014, as amended, for a term of service to December 31, 2022 and is entitled to: (i) an annual base salary of no less than $800,000 (which the Human Capital and Compensation Committee increased to $900,000 beginning in 2018); (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an initial annual target award valued at $900,000 (which the Human Capital and Compensation Committee increased to $1,000,000 beginning in 2018); (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected above in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Wilson’s employment agreement provides for certain benefits upon termination of his employment for various reasons and upon non-renewal of his employment agreement, as described below under “Potential Payments Upon Termination or Change in Control.”

Additionally, a 12-month notice period is required in the event Mr. Wilson voluntarily terminates his employment with the Company and non-competition and non-solicitation provisions apply for a period of 12 months from the date of any termination under the employment agreement.

On January 15, 2022, the Company announced that Mr. Wilson will depart the Company effective December 31, 2022 timed to the completion of his employment agreement. Mr. Wilson will serve in his current role until May 31, 2022 and will serve in a transitional role from June 1 until December 31, 2022. Vincent Tizzio will succeed Mr. Wilson as Chief Executive Officer of AXIS Insurance effective June 1, 2022. Under Mr. Wilson’s employment agreement, the Company’s non-renewal of the agreement constitutes a termination without cause. Accordingly, upon completion of his contract and in connection with Mr. Wilson’s execution of a general release of claims and continued compliance with the restrictive covenants in his employment agreement, Mr. Wilson will receive the payments and benefits required in connection with the Company’s non-renewal of the employment agreement, including the continued vesting of his outstanding equity awards that remain unvested as of his separation date.

The Human Capital and Compensation Committee regularly reviews and may make changes to the value of compensation components, as needed, as described in the “Compensation Discussion and Analysis – Elements of Executive Compensation.”

58	EXECUTIVE COMPENSATION

LONG-TERM EQUITY COMPENSATION

Long-Term Equity Compensation Plans. In 2021, we provided long-term incentive compensation through equity awards under our 2017 LTEP. The 2017 LTEP provides for awards to our employees, directors and consultants in the form of RSUs, PSUs, restricted shares, non-qualified stock options, incentive stock options, stock appreciation rights and other equity-based awards that our Human Capital and Compensation Committee determines to be consistent with the purpose of the plan and in the interests of the Company. The Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award and determine the terms of any agreement or other document that evidences an award. A minimum of one-year vesting is required for at least 95% of all shares subject to awards granted under the 2017 LTEP, other than in connection with a change in control, or as a result of a participant’s qualifying retirement, death or disability. During 2021, the only equity awards granted to our NEOs were RSUs and PSUs.

Awards of RSUs and PSUs represent a promise to grant shares of our common stock once certain vesting conditions are met or after a certain passage of time, subject to restrictions on transfer of the shares, any other restrictions the Human Capital and Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. RSUs granted to our NEOs generally vest (and the restrictions lapse) in four equal annual installments on the first, second, third and fourth anniversaries of the vesting commencement date, except for those RSUs awarded: (i) in lieu of cash for a portion of 2022 annual incentive awards (to vest in three equal annual installments); and (ii) to Mr. Arora who, upon joining the Company, received a sign-on RSU award which vested in a single installment on February 1, 2021, which was the third anniversary of the vesting commencement date; and a make-whole RSU award which vested in three equal annual installments beginning on the first anniversary of the vesting commencement date which was February 1, 2018. PSUs granted to our NEOs during 2021 vest in a single installment on the third anniversary of the vesting commencement date of March 1, 2021, if performance metrics are met. Vesting is fully accelerated upon the death or permanent disability of the participant or termination in connection with a change in control, as described below under “Potential Payments Upon Termination or Change in Control.” RSUs and PSUs awarded to our NEOs in 2021 settle 100% in shares of our common stock. RSU and PSU award recipients receive accumulated dividend equivalents paid with respect to the underlying units only upon vesting.

ANNUAL INCENTIVE PLAN

Our Annual Incentive Plan provides performance-based annual cash bonuses for our NEOs and other members of our executive committee. For a full description of the funding for our Annual Incentive Plan, see “Compensation Discussion and Analysis – Annual Incentive Awards” above.

RETIREMENT BENEFITS

Each of our NEOs participates in our AXIS 401(k) Plan. Messrs. Phillips and Wilson also participate in our U.S. Supplemental Plan, as did Mr. Arora prior to the localization of his employment agreement. The programs described below are available to all eligible employees.

In the United States, we maintain the AXIS 401(k) Plan under which all employees as participants may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2021, we made matching contributions equal to 100% of each participant’s contributions, subject to a maximum match of 4% of eligible earnings. We also made annual employer discretionary contributions equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $280,000 of each NEO’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. NEOs are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting after four years of service. Vested benefits are distributable upon death, disability, retirement, termination of employment or upon reaching age 59.5.

EXECUTIVE COMPENSATION	59

We also maintain the U.S. Supplemental Plan in the United States which is designed to permit eligible employees to accumulate additional retirement income through a non-qualified deferred compensation plan that enables them to (i) make salary deferrals of up to 100% of their salary in excess of deferrals allowed under the AXIS 401(k) Plan; (ii) make additional deferrals from their bonus payments of up to 100%; and (iii) receive discretionary employer contributions. Each year, we make a discretionary contribution equal to 10% of the respective participant’s base salary that is above the Internal Revenue Code maximum under the AXIS 401(k) Plan.

Our equity retirement plan rewards eligible employees of the Company with continued vesting of outstanding equity awards upon retirement. Prior to the adoption of this plan, outstanding equity awards were generally forfeited upon a voluntary termination of employment. In accordance with the plan, including the requirement that the employee execute a Confidentiality, Non-Solicitation and Non-Competition and Release Agreement, a retirement eligible employee’s outstanding equity awards may vest, or continue to vest upon the employee’s date of retirement. Generally, an employee is retirement eligible at age 60 or older with at least ten completed years of service. None of our NEOs are retirement eligible.

ADDITIONAL BENEFITS

Each of our NEOs is encouraged to participate in our Executive Health Program which entitles each of them to have an annual physical examination. Messrs. Benchimol, Vogt and Arora took part in this benefit in 2021.

Under the terms of his employment agreement, Mr. Benchimol is eligible to use the corporate aircraft for up to 30 hours of personal usage per calendar year. Upon the localization of Mr. Arora’s employment agreement, Mr. Arora receives health benefits and other benefits consistent with our other Swiss employees, including participation in the Swiss pension plan and a monthly health insurance allowance.

60	EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table sets forth information regarding all outstanding equity awards held by our NEOs. It includes unexercised RSUs and PSUs for which vesting conditions were not yet satisfied as of December 31, 2021.

	Stock Awards
Name	Grant Date		Number of Shares or Number Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of PSU Unearned Shares, Units or Other Rights That Have Not Vested ($)

Albert A. Benchimol	2/6/2018	(1)	10,866	591,871	-	0
	1/29/2019	(2)	48,743	2,655,031	-	0
	1/29/2019	(1)	30,850	1,680,400	-	0
	1/28/2020	(1)	24,093	1,312,346	48,185	2,624,637
	1/26/2021	(3)	2,416	131,600
	1/26/2021	(1)	41,849	2,279,515	62,774	3,419,300
						Aggregate Market Value:
						14,694,699

Peter J. Vogt	2/6/2018	(1)	1,534	83,557	-	0
	1/29/2019	(1)	4,342	236,509	-	0
	1/29/2019	(2)	6,859	373,610	-	0
	1/28/2020	(1)	5,120	278,886	6,826	371,812
	1/26/2021	(3)	1,905	103,765	-	0
	1/26/2021	(1)	10,462	569,865	10,462	569,865
						Aggregate Market Value:
						2,587,870

Steve K. Arora	1/29/2019	(1)	6,399	348,554	-	0
	1/29/2019	(2)	10,109	550,637	-	0
	1/28/2020	(1)	7,167	390,386	9,556	520,515
	1/26/2021	(3)	2,314	126,044	-	0
	1/26/2021	(1)	14,647	797,822	14,647	797,822
						Aggregate Market Value:
						3,531,780

David S. Phillips	2/6/2018	(1)	1,565	85,246	-	0
	1/29/2019	(1)	3,291	179,261	-	0
	1/29/2019	(2)	5,198	283,135	-	0
	1/28/2020	(1)	4,095	223,055	5,460	297,406
	1/26/2021	(3)	2,243	122,176	-	0
	1/26/2021	(1)	8,369	455,859	8,369	455,859
						Aggregate Market Value:
						2,101,997

Peter W. Wilson	2/6/2018	(1)	1,956	106,543	-	0
	1/29/2019	(1)	4,570	248,928	-	0
	1/29/2019	(2)	7,220	393,273	-	0
	1/28/2020	(1)	5,120	278,886	6,826	371,812
	1/26/2021	(3)	2,030	110,574	-	0
	1/26/2021	(1)	10,462	569,865	10,462	569,865
						Aggregate Market Value:
						2,649,748

EXECUTIVE COMPENSATION	61

The market value of RSUs and PSUs is calculated by multiplying the closing price of AXIS stock as of December 31, 2021 ($54.47) (the last trading day for the year) by the number of shares underlying each award and, with respect to the PSUs, that have not yet vested based on the satisfaction of performance conditions, assuming satisfaction of the target levels for the applicable performance conditions.

(1)	Represents RSUs that vest in four equal annual installments beginning on the first anniversary of the vesting commencement date.

(2)	Represents PSUs, calculated at 79% payout, that vest in a single installment on March 1, 2022.

(3)	Represents RSUs that vest in three equal annual installments beginning on the first anniversary of the vesting commencement date.

OPTION EXERCISES AND STOCK VESTED IN 2021

The following table sets forth information regarding the amounts received by our NEOs as a result of the vesting of RSUs and PSUs held by our NEOs during the 2021 fiscal year. None of our NEOs acquired any shares as a result of the exercise of stock options.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Market Value Realized on Vesting ($)
Albert A. Benchimol	77,765	3,885,917(1)
Peter J. Vogt	12,558	730,892(2)
Steve K. Arora	42,211	1,970,483(3)
David S. Phillips	14,021	741,055(4)
Peter W. Wilson	17,142	856,586(5)

(1)	Total shares vested for Mr. Benchimol consisted of:

77,765 RSUs on March 1, 2021 based on the closing price of our common stock on March 1, 2021 of $49.97

(2)	Total shares vested for Mr. Vogt consisted of:

11,514 RSUs on March 1, 2021 based on the closing price of our common stock on March 1, 2021 of $49.97

1,044 RSUs on May 1, 2021 based on the closing price of our common stock on May 1, 2021 of $55.80

(3)	Total shares vested for Mr. Arora consisted of:

36,623 RSUs on February 1, 2021 based on the closing price of our common stock on February 1, 2021 of $46.18

5,588 RSUs on March 1, 2021 based on the closing price of our common stock on March 1, 2021 of $49.97

(4)	Total shares vested for Mr. Phillips consisted of:

14,021 RSUs on March 1, 2021 based on the closing price of our common stock on March 1, 2021 of $49.97

(5)	Total shares vested for Mr. Wilson consisted of:

17,142 RSUs on March 1, 2021 based on the closing price of our common stock on March 1, 2021 of $49.97

62	EXECUTIVE COMPENSATION

PENSION BENEFITS FOR 2021

We have no pension benefits as defined by the SEC for our NEOs.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2021

The following table sets forth information regarding our NEOs’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)

Albert A. Benchimol

Peter J. Vogt			15,552		221,057

Steve K. Arora			30,181		255,688

David S. Phillips	17,154	32,250	18,220		482,093

Peter W. Wilson		61,000	86,870		735,951

(1)	The amounts in this column are reported as compensation for fiscal year 2021 in the “Base Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)

The amounts include Company contributions to the U.S. Supplemental Plan for Mr. Arora, Mr. Phillips and Mr. Wilson. Employer contributions for the 2021 plan year were made in February 2022. Messrs. Benchimol and Vogt are not eligible to participate in the U.S. Supplemental Plan due to IRS Regulation 457A. The amounts set forth in this column were included in the “All Other Compensation” column of the Summary Compensation Table for 2021.

(3)

Amounts reported in this column are included in the Summary Compensation Table in the “All Other Compensation” column for previous years as follows: for 2020, Mr. Arora – ($70,569), Mr. Phillips – ($30,000), Mr. Wilson – ($62,500); for 2019, Mr. Arora – ($62,500), Mr. Phillips – ($30,000), Mr. Wilson – ($62,500)

Each NEO’s own contributions under the U.S. Supplemental Plan are always fully vested. Company contributions vest based on the participant’s years of service at a rate of 25% per year with full vesting after four years of service are completed. The NEO’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and ten years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes payments that would be made to our NEOs upon a change in control of AXIS or following termination of employment or upon the NEO’s death or disability. In the first part of this section, we describe benefits under general plans that apply to any NEO participating in those plans. We then describe specific benefits to which each NEO is entitled, along with estimated amounts of benefits assuming a triggering event on December 31, 2021.

Long-Term Equity Compensation Plans.    Under the terms of our 2017 LTEP, as described above, upon the occurrence of a change in control, unless otherwise provided in an applicable agreement with the affected participant, the Committee may: (i) provide for the substitution or assumption of outstanding awards; (ii) accelerate the vesting or exercise of outstanding awards; and/or (iii) make payments in consideration for the cancellation of outstanding awards. Our current award agreements contain a “double trigger” vesting provision under which awards will automatically vest upon a change in control of the Company only upon an awardee’s subsequent termination of employment: (a) by the Company without cause, or (b) by the awardee with good reason, in each case within 24 months of the change in control.

Executive Employment Agreements.    Messrs. Benchimol, Arora, Phillips, Vogt and Wilson (collectively, for purposes of this summary, the “Executives”) are entitled to the benefits under their respective employment agreements upon termination of their employment.

In particular, the Executives’ employment will automatically terminate upon death, and we may terminate the Executives’ employment as a result of their disability if they are unable to work for 181 days in any 12-month period due to illness or injury. We may terminate the employment of Messrs. Vogt and Wilson without cause upon 30 days’ notice. We may terminate Mr. Benchimol’s employment without cause upon 12-months’ notice and may terminate the employment of Messrs. Arora and Phillips without cause upon six months’ notice. The Executives may terminate their employment upon at least 12-months’ notice to us, except for Messrs. Arora and Phillips

EXECUTIVE COMPENSATION	63

whose notice period to us is six months. In addition, the Executives’ employment may be terminated as a result of either party declining to extend the term of their employment agreement.

Under each of the Executives’ employment agreements, we may terminate the Executives’ employment for cause upon the Executives’:

(i)	material breach of the terms of their employment;

(ii)	conviction for a felony or commission of any act which would rise to the level of a felony;

(iii)	commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(iv)	willful violation of our specific directives;

(v)	commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(vi)	willful failure to perform a substantial part of their duties; or

(vii)	breach of fiduciary duty.

Under each of the Executives’ employment agreements, except for Mr. Phillips, in the event the Executive is terminated for cause, the Executives are given 15 days to cure the event that is the basis for the Company’s termination for cause, except that the right to cure will not apply in the event of a termination for cause due to any of the acts described in (ii), (iii) or (v) above.

Under the employment agreements, the Executives may terminate their employment for good reason if: (i) the scope of their respective position, authority or duties is materially adversely changed; (ii) their compensation is not paid or their base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in their employee benefits; (iii) they are required to relocate away from their current primary place of employment; (iv) they are assigned duties that are materially inconsistent with their position with the Company; (v) with respect to Mr. Benchimol, he is required to report to any person or entity other than the Board; (vi) they are required to report to anyone other than any mutually agreed person; (vii) with respect to Mr. Benchimol, the Company fails to offer him continuing employment on terms no less favorable than set forth in his agreement at least six months before the end of his employment term; (viii) with respect to Messrs. Benchimol and Phillips, they provide the Company written notice of their intent to terminate their employment as a result of such event within 30 days of such event occurring, the Company does not make necessary corrections within 30 days of receiving such notice and Messrs. Benchimol and/or Phillips terminate their employment no later than 10 days following the end of the 30 day period; (ix) with respect to Messrs. Arora and Wilson, they provide the Company written notice of their intent to terminate their employment as a result of such event within 60 days of such event occurring, the Company does not make necessary corrections within 60 days of receiving such notice and Messrs. Arora and/or Wilson terminate their employment no later than 10 days following the end of the 60 day period; and (x) with respect to Mr. Vogt, he gives the Company written notice of his intent to terminate his employment as a result of such event within 60 days of such event occurring, the Company does not make necessary corrections within 45 days of receiving such notice and Mr. Vogt terminates his employment no later than 10 days following the end of the 45 day period.

In the event the Executives’ employment is terminated for any reason, they are entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination, any unpaid housing allowance, if applicable, accrued to the date of termination and reimbursement for reasonable relocation costs incurred within six months of termination.

In the event that the Executives’ employment is terminated due to death or disability, they or their beneficiaries will be paid a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurred, except for Mr. Benchimol, or his beneficiaries, who will be paid a cash lump sum amount equal to one year’s base salary and annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested RSUs and PSUs held by the Executives shall immediately vest.

In the event that the Executives’ employment is terminated by the Company without cause or by the Executives with good reason, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for (a) Mr. Benchimol, who will be entitled to a lump sum amount equal to two times his base salary, (b) Mr. Arora, who will be entitled to a lump sum amount equal to .5 times his base salary, and (c) Mr. Phillips, who will be entitled to a lump sum amount equal to .75 times his base salary for termination by the Company without cause and a lump sum amount equal to one year’s base salary for termination by him with good reason; (ii) an amount

64	EXECUTIVE COMPENSATION

equal to the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for (a) Mr. Benchimol, who will be entitled to an amount equal to two times the higher of (1) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (2) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs for termination by the Company without cause and an amount equal to two times his annual bonus for termination by him with good reason, (b) Mr. Arora, who will be entitled to a lump sum amount equal to .65 times his annual bonus, and (c) Mr. Phillips, who will be entitled to a lump sum amount equal to .75 of his annual bonus for termination by the Company without cause and a lump sum amount equal to his annual bonus for termination by him with good reason; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except in the case of Mr. Arora, a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, based on 1.25% of his base salary; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event they cease to be eligible for COBRA continuation coverage, except in the case of Mr. Arora, continued payment by the Company of medical coverage for a 6-month period for termination by the Company without cause; (v) all outstanding and unvested RSUs and PSUs shall continue to vest on the applicable dates set forth in the applicable award agreements, except for Mr. Vogt whose outstanding and unvested RSUs and PSUs shall immediately vest; and (vi) with respect to Mr. Benchimol, a cash lump sum amount equal to his most recent annual equity award.

In the event that the Executives’ employment is terminated by the Company without cause or by the Executives, in each case within 24 months following a change in control, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol who will be entitled to a lump sum amount equal to two times his base salary and Mr. Arora who will be entitled to a lump sum amount equal to .5 times his base salary; (ii) an amount equal to two times the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol who will be entitled to an amount equal to three times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs and Mr. Arora who will be entitled to an amount equal to 1.65 times the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, other than Mr. Phillips, and except for Mr. Arora who is entitled to receive a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, based on 1.25 times his base salary; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event that they cease to be eligible for COBRA continuation coverage, except in the case of Mr. Arora, continued payment of such medical benefits for a 6-month period for termination by the Company without cause; (v) all outstanding and unvested RSUs and PSUs held by them shall immediately vest upon termination; (vi) with respect to Mr. Benchimol, a cash lump sum amount equal to his most recent annual equity award; and (vii) with respect to Messrs. Arora, Benchimol, Vogt and Wilson, if any payments made in connection with their termination following a “Change in Control” were to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payments shall either be reduced so that no portion of any such payments would constitute an excess parachute payment, or shall be paid in full, depending upon which approach would result in their receiving the greatest amount of payments after taxes. In the case of the latter approach, they would be liable for any excise tax owed.

In the event that the employment agreements for either Mr. Phillips or Mr. Wilson are not renewed by the Company at the end of the respective terms of employment, each of them will be entitled to those benefits payable under a termination of employment by the Company without cause as described above.

Under the employment agreements, the Executives are required to execute a general release and waiver of claims against us and to resign from their positions upon termination of their employment for any reason. The Executives are subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 12 months after termination for any reason, except for: (i) Mr. Phillips who, in the event of his voluntary termination, shall be subject to a non-competition provision for a period of three months from the date of his voluntary termination and a non-solicitation provision for a period of six months after termination for any reason; (ii) Mr. Benchimol who is subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 24 months after termination of employment; and (iii) Mr. Arora who is subject to a non-competition provision for a period of six months after termination of employment for any reason and a non-solicitation provision for a period of 12 months after termination for any reason. Additionally, the Executives are subject to ongoing confidentiality requirements.

EXECUTIVE COMPENSATION	65

The following table sets forth the termination and/or change in control benefits payable to each NEO under the benefits applicable to all executive officers as well as under each NEO’s applicable employment agreement, assuming termination of employment on December 31, 2021. With the exception of insured benefits, all termination payments will be made by us.

Name	Death or Disability	Termination by Executive for Good Reason	Termination by Company Without Cause (pre-Change in Control)	Termination by Executive for Good Reason or Termination by Company Without Cause in Connection with Change in Control (1)
Albert A. Benchimol
Base Pay ($)	1,100,000	2,200,000	2,200,000	2,200,000
Separation Bonus ($)	1,925,000	5,775,000	5,775,000	7,700,000
Value of Equity Awards ($) (2)	14,694,699	14,694,699	14,694,699	14,694,699
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	47,834	47,834	47,834	47,834
Cash Payments (4)	-	5,000,000	5,000,000	5,000,000
Total ($)	17,767,533	27,717,533	27,717,533	29,642,533
Peter J. Vogt
Base Pay ($)	-	675,000	675,000	675,000
Separation Bonus ($)	843,750	1,687,500	1,687,500	2,531,250
Value of Equity Awards ($) (2)	2,587,870	2,587,870	2,587,870	2,587,870
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	31,321	31,321	31,321	31,321
Total ($)	3,462,941	4,981,691	4,981,691	5,825,441
Steve K. Arora
Base Pay ($)	-	471,802	471,802	471,802
Separation Bonus ($)	1,179,504	1,946,182	1,946,182	3,125,686
Value of Equity Awards ($) (2)	3,531,780	3,531,780	3,531,780	3,531,780
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	-	1,317	1,317	1,317
Total ($)	4,711,284	5,951,081	5,951,081	7,130,585
David S. Phillips
Base Pay ($)	-	625,000	468,750	625,000
Separation Bonus ($)	781,250	781,250	1,367,188	1,562,500
Value of Equity Awards ($) (2)	2,101,997	2,101,997	2,101,997	2,101,997
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	31,321	31,321	31,321	31,321
Total ($)	2,914,568	3,539,568	3,969,256	4,320,818
Peter W. Wilson
Base Pay ($)	-	900,000	900,000	900,000
Separation Bonus ($)	1,125,000	2,250,000	2,250,000	3,375,000
Value of Equity Awards ($) (2)	2,649,748	2,649,748	2,649,748	2,649,748
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	20,660	20,660	20,660	20,660
Total ($)	3,795,408	5,820,408	5,820,408	6,945,408

(1)

Under the 2017 LTEP and each of our NEO’s employment agreements, a change in control generally occurs upon: (i) a person or group becoming the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, other than in connection with certain affiliated party transactions; (ii) our incumbent Board members, including those members approved by a majority vote of prior incumbent directors, ceasing to constitute a majority of the Board; (iii) a merger, reorganization or similar transaction involving us, other than certain transactions where (a) more than 50% of the combined voting power of the surviving entity continues to be owned by the same owners and in substantially the same proportions as prior to the transaction, (b) no person beneficially owns 50% of our combined voting power, and (c) at least a majority of the members of the board of directors of the successor entity were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or (iv) a complete liquidation or dissolution of our company, or the sale or other disposition of all or substantially all of our assets (or, in the case of our NEO employment agreements, the approval by our shareholders of such a transaction).

66	EXECUTIVE COMPENSATION

(2)

Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without Cause or termination by each NEO for Good Reason. In the case of each NEO’s termination without Cause by the Company or for Good Reason by the NEO after a change in control, unvested equity awards, including those subject to performance conditions, immediately vest. The aggregate value of unvested equity awards was calculated based on the closing price of our common stock on December 31, 2021 which was $54.47.

(3)

For all NEOs other than Mr. Arora, the value of continued coverage under medical, dental and vision assumes that the Company is paying the full cost of COBRA premiums for one year and is based on 2021 rates. For Mr. Arora it reflects six months of his healthcare stipend of 2,400 CHF converted to USD.

(4)	Represents lump sum cash payment equal to the grant date fair value of Mr. Benchimol’s most recent equity award pursuant to his employment agreement.

EXECUTIVE COMPENSATION	67

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (“Item 402(u)”), the Company is providing the following reasonable estimate of the ratio of the median of the annual total compensation of all of our employees (except Albert A. Benchimol, our Chief Executive Officer and President), to the annual total compensation of Mr. Benchimol, calculated in a manner consistent with Item 402(u). For 2021, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, excluding our CEO, was $140,734.

•	The annual total compensation of our CEO was $9,311,215.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees except our CEO was 66:1.

We determined that, as of December 31, 2021, our employee population consisted of 2,082 individuals.

To identify our “median employee” from this employee population, we obtained from our internal compensation system, annualized base salary amounts for 2021 to each employee in the employee population. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. Base salary amounts for employees located outside the United States and compensated in currencies other than U.S. dollars were converted to U.S. dollars based on the foreign exchange rates as of December 31, 2021. We annualized the base salary amounts for any permanent employees in the employee population who were employed by us for less than the full fiscal year. We then ranked the resulting base salaries for all of the employees in the employee population other than our CEO to determine our median employee. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table set forth above in this proxy statement.

68	EXECUTIVE COMPENSATION

2021 DIRECTOR COMPENSATION

NON-MANAGEMENT DIRECTORS

The table below sets forth information regarding compensation earned by our non-management directors in 2021.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)

W. Marston Becker	127,500	127,453	-	254,953

Charles A. Davis	130,000	99,956	-	229,956

Anne Melissa Dowling	121,250	121,190	-	242,440

Elanor Hardwick(4)	280,213	99,956	-	380,169

Michael Millegan (3)	169,521	-	-	169,521

Thomas C. Ramey	132,500	99,956	-	232,456

Henry B. Smith (4)	201,211	232,450	-	433,661

Axel Theis (3)	169,521	-	-	169,521

Barbara A. Yastine	40,000	199,963	-	239,963

Lizabeth H. Zlatkus	100,000	164,930	-	264,930

(1)

Under the terms of our Directors Annual Compensation Program, the directors were required to receive 50% of their 2021 annual retainer for board service in AXIS common shares and had the option to elect to receive the remaining 50% of their board retainer in either shares or cash and all or 50% of their retainer(s) for 2021 committee service in shares in lieu of cash. Partial shares are excluded. In accordance with the Program, issued shares were derived using the closing fair market value of our common stock on January 15, 2021 ($50.92). Cash payments for annual retainers were paid semi-annually in arrears in July 2021 and in January 2022. In addition, the directors could receive all or 50% of their retainer(s) for 2021 committee service in AXIS common shares. Mr. Smith elected to receive the remaining portion of his annual board retainer and 100% of his committee service retainers in shares resulting in the issuance of 2,601 shares. Ms. Yastine received 1,963 shares per her election to receive the remaining portion of her annual board retainer in shares. Ms. Zlatkus received 1,276 shares in accordance with her election to receive 100% of her committee retainers in shares. Ms. Dowling received 417 shares in accordance with her election to receive 50% of her committee retainers in shares. Mr. Becker received 540 shares in accordance with his election to receive 50% of her committee retainers in shares.

(2)

Represents the aggregate grant date fair value of the portion of the annual retainer required to be paid in shares of AXIS common stock in fiscal 2021, calculated in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16 – “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3)

The annual retainers for Board and committee service for Messrs. Millegan and Theis were pro-rated from April 1, 2021, the date of their appointments to the Board and their respective Committees, through December 31, 2021.

(4)

The cash payment for Mr. Smith includes $51,211 for his service on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE, for the period January 1, 2021 through December 31, 2021. Cash payment for Ms. Hardwick includes $51,211 for her service on the Boards of AXIS Specialty Europe SE and AXIS Re SE from January 1, 2021 through December 31, 2021 and $101,502 for her service on AXIS Managing Agency Ltd, our U.K. subsidiary, from January 1, 2021 through December 31, 2021.

DIRECTORS ANNUAL COMPENSATION PROGRAM

Our director compensation philosophy is to appropriately compensate our non-management directors for the time, expertise, and effort required to serve as a director of an international (re)insurance company and to properly align the interests of our directors and long-term shareholders. Our director compensation program is reviewed annually by our independent compensation consultant against our compensation benchmarking peer group. Understanding that the talent pool for qualified directors extends beyond this group, Korn Ferry also benchmarked our director compensation against a size-relevant group of financial services organizations. Although this competitive review is conducted annually, it is our practice to make changes to director pay periodically so that they can remain competitive for a longer period of time.

Pursuant to our Directors Annual Compensation Program, our directors were compensated in the form of annual retainers for Board and committee service plus additional retainers for service as non-employee Chair of the Board. Directors who are employees of the Company do not receive compensation for their service. Each of the directors were required to receive 50% of their annual Board retainer in AXIS common shares. The directors had the option to receive the remaining 50% of their Board retainer and all or 50% of their retainers for committee

2021 DIRECTOR COMPENSATION	69

service in AXIS common shares by notifying the Company of their elections prior to January 1, 2021. The number of common shares issued was based upon the closing fair market value of the Company’s common shares on the tenth trading day in January 2021, in accordance with the Directors Annual Compensation Program.

Our directors received an annual retainer of $200,000 for Board service during fiscal year 2021. Directors appointed after January 1, 2021 received pro-rated annual retainer(s) based on months of service during 2021. In addition, our directors to received the following annual retainers for committee service during 2021:

Committee Member	Annual Retainer ($)

Audit Committee	15,000

Human Capital and Compensation Committee	10,000

Corporate Governance, Nominating and Social Responsibility Committee	7,500

Finance Committee	10,000

Risk Committee	10,000

Committee chairs received the following additional annual retainers:

Committee Chair	Annual Retainer ($)

Audit Committee	30,000

Human Capital and Compensation Committee	15,000

Corporate Governance, Nominating and Social Responsibility Committee	7,500

Finance Committee	10,000

Risk Committee	20,000

Mr. Smith received an additional $150,000 retainer for chair service in accordance with our Directors Annual Compensation Program.

In December 2021, our Board, based upon the recommendations of our Human Capital and Compensation Committee, approved the Directors Annual Compensation Program with no changes at that time. In 2022, the Board will continue to review the program to ensure our director compensation is aligned to market practices and appropriately values the time commitment required of our non-employee directors.

70	2021 DIRECTOR COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our equity compensation plans as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- Average Exercise Price Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (3)

Equity compensation plans approved by security holders	2,375,914	-	2,507,634

Equity compensation plans not approved by security holders	-	-	-

Total	2,375,914	-	2,507,634

(1)

Includes 2,061,361 restricted stock units and 314,553 performance stock units granted under our 2017 LTEP (unearned PSUs are reflected at target while 2019 PSUs are reflected at their final multiplier of 79%). This balance does not include 214,295 cash-settled restricted stock units.

(2)	There were no outstanding options or warrants at December 31, 2021.

(3)

Includes common shares available for issuance under our 2017 LTEP pursuant to awards of stock options, stock appreciation rights, restricted stock unit awards and other equity-based or equity-related awards.

EQUITY COMPENSATION PLAN INFORMATION	71

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.

In performing its duties, the Audit Committee:

•	has reviewed our audited financial statements for the year ended December 31, 2021 and had discussions with management regarding the audited financial statements;

•	has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•

has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•	has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2021 be included in our Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendations.

AUDIT COMMITTEE

Lizabeth H. Zlatkus, Chair

W. Marston Becker

Anne Melissa Dowling

Michael Millegan

Thomas C. Ramey

Axel Theis

Barbara A. Yastine

72	AUDIT COMMITTEE REPORT

PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and our Board have recommended the appointment of Deloitte Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Recommendation of the Board

The Board recommends that you vote “FOR” the appointment of Deloitte Ltd. as our independent registered public accounting firm and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS	73

PRINCIPAL ACCOUNTANT FEES AND SERVICES

AUDIT AND NON-AUDIT FEES

Aggregate fees for professional services rendered for us by Deloitte Ltd. for the fiscal years ended December 31, 2021 and 2020 are set forth below.

	Fiscal Year 2021 ($)	Fiscal Year 2020 ($)

Audit Fees (1)	5,888,287	5,812,318

Audit-Related Fees (2)	195,020	206,720

Tax Fees (3)	46,000	45,358

Total	6,129,307	6,064,396

(1)

Audit fees for the years ended December 31, 2021 and 2020 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate, and for the provision of opinions and consents relating to our filings with the Securities and Exchange Commission.

(2)

Audit-related fees for the years ended December 31, 2021 and 2020 were for professional services rendered for the audit of our employees’ pension plans, for internal-control related services, and for services rendered in connection with the adoption of IFRS-17.

(3)	Tax fees for the years ended December 31, 2021 and 2020 included $36,000 and $35,358 for tax consulting services and $10,000 and $10,000 for tax compliance services, respectively.

The Audit Committee of the Board considered whether Deloitte Ltd. providing the non-audit services included in the table above was compatible with maintaining Deloitte Ltd.’s independence and concluded that it was.

PRE-APPROVAL POLICY

In September 2003, our Board adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chair of the Audit Committee or, in the event of her non-availability, to any other Audit Committee member. The Chair of the Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2021 and 2020, 100% of the audit fees, the audit-related fees and the tax fees were pre-approved.

74	PRINCIPAL ACCOUNTANT FEES AND SERVICES

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2023 Annual General Meeting pursuant to Rule 14a-8 under the Exchange Act should be sent to our Corporate Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by November 25, 2022 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2023 proxy materials. If the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2023 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act and the proposal is not received by our Corporate Secretary by February 8, 2023 or, if the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, a reasonable time before we mail our proxy materials for the 2023 Annual General Meeting, then the proxies designated by our Board for the 2023 Annual General Meeting may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than AXIS’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING	75

VOTING AND MEETING INFORMATION

Annual General Meeting Date and Time	Thursday, May 5, 2022 - 8:30 a.m. ADT

Location	AXIS House

92 Pitts Bay Road

Pembroke HM 08

Bermuda

Other Business	We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

AXIS’s Form 10-K and Other Matters	A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC, will be sent to any shareholder, without charge, by regular mail upon written request addressed to our Corporate Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda. You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s website, www.sec.gov, or in the investor relations section of our website.

To the extent that this proxy statement is incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, the sections of this proxy statement titled Human Capital and Compensation Committee Report, and Audit Committee Report (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. The information on our website, https://www.axiscapital.com, and the information in our corporate citizenship reports are not intended to be included as part of, or incorporated by reference into, this proxy statement.

Proxies Solicited By	The proxies are solicited on behalf of our Board for use at the 2022 Annual General Meeting and any adjournments or postponements thereof and we will bear the cost of the solicitation of proxies. We have engaged Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $6,500. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telecopy, facsimile, email, Internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.

Date of Mailing or Availability	We anticipate mailing or making available the Notice of Annual Meeting and the accompanying Proxy Statement on or about March 25, 2022.

Who Can Vote	AXIS’ common shareholders of record at the close of business on March 11, 2022 will be entitled to vote at the Annual General Meeting on the basis of one vote for each share held. On March 11, 2022, there were 85,275,736 outstanding common shares entitled to vote at the Annual General Meeting.

Voting	Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, but only in the event that a U.S. shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist. We will notify any shareholder whose voting power is reduced prior to the meeting.

76	VOTING AND MEETING INFORMATION

There are three ways to vote in advance of the meeting: (i) via the Internet, (ii) by telephone, or (iii) by mailing your completed voting information form or proxy card. In addition, you may vote in person at the meeting in Bermuda or you may submit your vote via our hybrid meeting format.

Vote Standards	Quorum. Two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate voting power of the Company constitutes a quorum. Abstentions and “broker non-votes” that are present and entitled to vote at the Annual General Meeting will be counted for purposes of determining a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power for a proposal and has not received instructions from the beneficial owner. Under current NYSE rules, the proposal to appoint Deloitte Ltd. as our independent registered public accounting firm is considered a “discretionary” item. Therefore, there will be no “broker non-votes” on the approval of the appointment of Deloitte Ltd.

Majority Vote Standard. Assuming that there is a quorum, the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the Annual General Meeting is required for: (i) the election of directors; (ii) the non-binding determination of the compensation paid to our named executive officers; and (iii) the appointment of Deloitte Ltd.

Broker Non-Votes and Abstentions. A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Under current NYSE interpretations that govern broker non-votes, Proposal 1: Election of Directors and Proposal 2: Non-Binding Vote on Executive Compensation are considered non-discretionary matters and a broker will lack the authority to vote shares at its discretion on such proposals. Proposal 3: Appointment of Independent Auditors is considered a discretionary matter and a broker will be permitted to exercise its discretion on such proposal.

Proxies Submitted but Not Voted. We will count common shares held by shareholders who have signed their proxy cards or properly submitted their proxy by phone or over the Internet but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares in accordance with the Board’s recommendations for each of the proposals contained in this proxy statement.

Revoking Your Proxy	Any shareholder giving a proxy has the power to revoke it prior to its exercise by sending notice of revocation to our Corporate Secretary in writing, by executing and delivering a subsequent proxy card or by voting in person at the Annual General Meeting. To revoke a proxy previously submitted over the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later vote will be recorded and your earlier vote revoked. You may also vote in person or via the Internet at the Annual General Meeting.

Notice of Internet Availability of Proxy Materials	As permitted by SEC rules, we have elected to furnish proxy materials, including this Proxy Statement and our Annual Report, to our beneficial shareholders by providing access to such documents on the Internet instead of mailing printed copies. We plan to mail a Notice of Internet Availability of Proxy Materials on or about March 25, 2022. The Notice explains how you may submit your proxy, including by telephone or over the Internet, and provides instructions on how to request paper copies of our proxy materials. We believe that this process will expedite shareholders’ receipt of our proxy materials while lowering costs associated with printing and mailing and minimizing the environmental impact of printing paper copies.

VOTING AND MEETING INFORMATION	77

APPENDIX 1

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)

OPERATING INCOME, EX-PGAAP OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON

EQUITY AND EX-PGAAP OPERATING RETURN ON AVERAGE COMMON EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019

	Years ended
	2021	2020	2019
	(in thousands)
Net income (loss) available (attributable) to common shareholders	$ 588,359	$ (150,674)	$ 282,361
Net investment gains[a]	(134,279)	(129,133)	(91,233)
Foreign exchange losses (gains)[b]	315	81,069	(12,041)
Reorganization expenses[c]		7,881	37,384
Interest in (income) loss of equity method investments[d]	(32,084)	3,612	(9,718)
Income tax expense	14,166	13,023	6,656

Operating income (loss)[e]	$ 436,477	$ (174,222)	$ 213,409

Amortization of value of business acquired (“VOBA”) and intangible assets[f]	-	-	37,939
Amortization of acquisition cost[g]	-	-	(12,207)
Income tax (benefit)	-	-	(4,888)

Ex-PGAAP operating income (loss)[h]	$ 436,477	$ (174,222)	$ 234,253

Average common shareholders’ equity	$4,803,175	$4,757,351	$4,512,040
Return on average common equity	12.2%	(3.2%)	6.3%
Operating return on average common equity[e]	9.1%	(3.7%)	4.7%
Ex-PGAAP operating return on average common equity[h]	-	-	5.2%

a.

Tax expense (benefit) of $11 million, $18 million and $12 million for the years ended December 31, 2021, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

b.

Tax expense (benefit) of $3 million, $(4) million and $1 million for the years ended December 31, 2021, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

c.

Tax expense (benefit) of $(1) million and $(7) million for the years ended December 31, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

d.	Tax expense (benefit) of $nil for the years ended December 31, 2021, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

e.

Operating income (loss) and operating return on average common equity (“OROACE”) are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. The reconciliations to the most comparable GAAP financial measures, net income (loss) available (attributable) to common shareholders and return on average common equity (“ROACE”), respectively, are presented in the table above, and a discussion of the rationale for the presentation of these items is provided later in this report.

f.	Tax expense (benefit) of $(7) million for the year ended December 31, 2019. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

g.	Tax expense(benefit) of $2 million for the year ended December 31, 2019. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

h.

Ex-PGAAP operating income (loss) and ex-PGAAP operating return on average common equity (“ex-PGAAP OROACE”) are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. The reconciliations to the most comparable GAAP financial measures, net income (loss) available (attributable) to common shareholders and ROACE respectively, are presented in the table above, and a discussion of the rationale for the presentation of these items is provided later in this report.

APPENDIX 1	A-1

Rationale for the Use of Non-GAAP Financial Measures

We present our results of operations in the way we believe will be meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements we use are considered non-GAAP financial measures under SEC rules and regulations. In this report, we present operating income (loss), operating return on average common equity (“OROACE”), ex-PGAAP operating income (loss) and ex-PGAAP OROACE which are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, help explain and enhance the understanding of our results of operations. These measures should not be viewed as a substitute for those determined in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Operating Income (Loss)

Operating income (loss) represents after-tax operational results exclusive of net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments.

Although the investment of premiums to generate income and investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our consolidated statements of operations primarily relate to the impact of foreign exchange rate movements on net insurance-related liabilities. In addition, we recognize unrealized foreign exchange losses (gains) on our equity securities and foreign exchange losses (gains) realized on the sale of our available for sale investments and equity securities in net investment gains (losses). We also recognize unrealized foreign exchange losses (gains) on our available for sale investments in other comprehensive income (loss). These unrealized foreign exchange losses (gains) generally offset a large portion of the foreign exchange losses (gains) reported in net income (loss), thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As a result, foreign exchange losses (gains) in our consolidated statements of operations in isolation are not a meaningful contributor to the performance of our business.

Reorganization expenses are related to the transformation program which was launched in 2017. This program encompasses the integration of Novae Group plc (“Novae”), which commenced in the fourth quarter of 2017, the realignment of our accident and health business, together with other initiatives designed to increase efficiency and enhance profitability, while delivering a customer-centric operating model. Reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from operating income (loss).

Interest in income (loss) of equity method investments is primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, this income (loss) is excluded from operating income (loss).

Certain users of our financial statements evaluate performance exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments to understand the profitability of recurring sources of income.

We believe that showing net income (loss) available (attributable) to common shareholders exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. The reconciliation of operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented in the table above.

We also present OROACE, which is derived from the operating income (loss) measure and is reconciled to the most comparable GAAP financial measure, return on average common equity (“ROACE”) in the table above.

A-2	APPENDIX 1

Ex-PGAAP Operating Income (Loss)

Ex-PGAAP operating income (loss) represents operating income (loss) exclusive of after-tax amortization of VOBA and intangible assets, and after-tax amortization of acquisition costs, both associated with Novae’s balance sheet at October 2, 2017 (the “closing date” or “acquisition date”). The reconciliation of ex-PGAAP operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented in the table above.

We also present ex-PGAAP OROACE, which is derived from the ex-PGAAP operating income (loss) measure and is reconciled to the most comparable GAAP financial measure, ROACE in the table above.

We believe the presentation of ex-PGAAP operating income (loss) and ex-PGAAP OROACE helps investors and other users of our financial information analyze the performance of our business.

Acquisition of Novae

On October 2, 2017, we acquired Novae. At the acquisition date, we identified VOBA which represents the present value of the expected underwriting profit within policies that were in-force at the closing date of the transaction. In addition, the allocation of the acquisition price to the assets acquired and liabilities assumed based on estimated fair values at the acquisition date, resulted in the write-off of the deferred acquisition cost asset on Novae’s balance sheet at the acquisition date as the value of policies in-force on that date are considered within VOBA. Consequently, net income (loss) available (attributable) to common shareholders in 2020 and 2019 included the recognition of premiums attributable to Novae’s balance sheet at the acquisition date without the recognition of the associated acquisition costs.

APPENDIX 1	A-3

Your vote matters—here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 PM Eastern Time on May 4, 2022. Online Go to www.investorvote.com/AXS or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/AXS Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain 01—Albert A. Benchimol 02—Anne Melissa Dowling 03—Henry B. Smith 2. To approve, by non-binding vote, the compensation paid to our named executive officers. 4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. 3. To appoint Deloitte Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy)—Please print date below. Signature 1—Please keep signature within the box. Signature 2—Please keep signature within the box.

2022 Annual Meeting Admission Ticket 2022 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited May 5, 2022 at 8:30 a.m. Local Time AXIS House 92 Pitts Bay Road Pembroke HM 08 Bermuda Upon arrival, please present this admission ticket and photo identification at the registration desk. Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be Held on May 5, 2022: The Proxy Statement, the 2021 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2021 are available at https://materials.proxyvote.com/G0692U. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/AXS IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. AXIS Capital Holdings Limited AXIS Capital Holdings Limited Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting—May 5, 2022 Albert A. Benchimol, Henry B. Smith and Jamie Steeves, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 5, 2022 or at any postponement or adjournment thereof. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BY MAIL OR PROPERLY SUBMITTED VIA THE INTERNET OR BY PHONE, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address—Please print new address below. Comments—Please print your comments below.